As filed with the Securities and Exchange Commission on September 11, 1996
                                                     Registration No. 333-09143
- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          ---------------------------

                              AMENDMENT NO. 1 TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                          ---------------------------

                                ALYN CORPORATION
             (Exact name of Registrant as specified in its charter)
              Delaware                                  33-0709359
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)
                                      3299
            (Primary Standard Industrial Classification Code Number)

                               16871 Noyes Avenue
                                Irvine, CA 92606
                                 (714) 475-1525
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          ---------------------------

                                ROBIN A. CARDEN
                                ALYN CORPORATION
                               16871 Noyes Avenue
                                Irvine, CA 92606
                                 (714) 475-1525
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                          ---------------------------

                                   Copies to:
 GERALD A. EPPNER, ESQ.                       STEVEN DELLA ROCCA, ESQ.
    BATTLE FOWLER LLP                            LATHAM & WATKINS
    Park Avenue Tower                             885 Third Avenue
   75 East 55th Street                               Suite 1000
New York, New York  10022                     New York, New York  10022
     (212) 856-7000                                (212) 906-1200

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                          ---------------------------


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the
Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                CALCULATION OF REGISTRATION FEE

================================================================================================================================
          Title of Each Class                     Amount         Proposed Maximum    Proposed Maximum        Amount of
            of Securities to                       to be          Offering Price    Aggregate Offering      Registration
             be Registered                     Registered(1)       Per Share(2)          Price(2)               Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...........      2,760,000 shares        $13.50           $37,260,000           $12,848.25
================================================================================================================================

(1) Includes 360,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.


(2)  Estimated solely for the purpose of computing the registration fee.


                                 --------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------


C/M:  12156.0001 369440.21

                                  CORPORATION
                           _________________________
                             CROSS REFERENCE SHEET
                   Pursuant to Item 501(b) of Regulation S-K
           Between Items Required in Part 1 of Registration Statement
                    (Form S-1) and Information in Prospectus

Item
No.         Form S-1 Caption                                           Prospectus Page or Caption
 1.         Forepart of Registration Statement and Outside Front
              Cover Page of Prospectus........................         Facing Page of Registration Statement; Outside Front
                                                                         Cover Page of Prospectus
 2.         Inside Front and Outside Back Cover Pages of
              Prospectus......................................         Inside Front and Outside Back Cover Pages of
                                                                         Prospectus
 3.         Summary Information, Risk Factors and Ratio of
              Earnings to Fixed Charges.......................         Prospectus Summary; Risk Factors; Manage-
                                                                         ment's Discussion and Analysis of Financial
                                                                         Condition and Results of Operations; Selected
                                                                         Financial Data

 4.         Use of Proceeds.......................................     Use of Proceeds

 5.         Determination of Offering Price.......................     Risk Factors; Underwriting

 6.         Dilution..............................................     Dilution

 7.         Selling Security Holders..............................     N/A

 8.         Plan of Distribution..................................     Outside Front Cover Page of Prospectus;
                                                                         Underwriting

 9.         Description of Securities to be Registered............     Description of Capital Stock

10.         Interests of Named Experts and Counsel................     Legal Matters; Experts

11.         Information with Respect to the Registrant

            a.   Description of Business..........................     Prospectus Summary; Risk Factors; Business

            b.   Description of Property..........................     Business

            c.   Legal Proceedings................................     Business

            d.   Market Price of and Dividends on the
                   Registrant's Common Equity and Related
                   Stockholder Matters..............................   Dividend Policy; Capitalization; Shares Eligible
                                                                         for Future Sale

            e.   Financial Statements.............................     Prospectus Summary; Selected Financial Data;
                                                                             Financial Statements

            f.   Selected Financial Data..........................     Prospectus Summary; Selected Financial Data

            g.   Supplementary Financial Information..............     Prospectus Summary; Selected Financial Data

            h.   Management's Discussion and Analysis of
                   Financial Condition and Results of Operations       Management's Discussion and Analysis of
                                                                         Financial Condition and Results of Operations
            i.   Changes in and Disagreements with Accountants
                   on Accounting and Financial Disclosure              N/A

            j.   Directors, Executive Officers, Promoters and
                   Control Persons.......................              Management

            k.   Executive Compensation...........................     Management
            l.   Security Ownership of Certain Beneficial
                   Owners and Management.................              Principal Stockholders

            m.   Certain Relationships and Related Transactions...     Certain Transactions

12.         Disclosure of Commission Position on Indemnification
              for Securities Act Liabilities..................         N/A



C/M:  12156.0001 369440.21

A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 11, 1996
                                2,400,000 Shares


                                      ALYN
                                  CORPORATION







                                  Common Stock

     All of the 2,400,000 shares of Common Stock of Alyn Corporation ("Alyn" or the "Company") offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a trading market will develop after the completion of this offering, or, if developed, that it will be sustained. It is currently estimated that the initial public offering price of the Common Stock will be between $11.50 and $13.50 per share. See "Underwriting" for information relating to factors considered in determining the initial public offering price. Application will be made for the Common Stock to be approved for quotation on the Nasdaq National Market under the symbol "ALYN."


     Certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold approximately $3.3 million of the approximately $4.5 million of indebtedness that will be repaid by the Company with a portion of the net proceeds of this offering, intend to purchase approximately 440,000 of the shares of Common Stock offered hereby for an aggregate purchase price of approximately $5.5 million (based on the mid-point of the range set forth above), for their respective accounts or those of their affiliates or designees. See "Principal Stockholders" and "Underwriting."


        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND
             IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS"
                      ON PAGE 8 AND "DILUTION" ON PAGE 16.



         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
      STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
       THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
============================================================================
                                          Underwriting
                     Price to            Discounts and        Proceeds to
                      Public            Commissions (1)       Company (2)
- ----------------------------------------------------------------------------
Per share           $                   $                     $
- ----------------------------------------------------------------------------
Total (3)           $                   $                     $
============================================================================


(1) Excludes five-year warrants to purchase 240,000 shares of Common Stock at an exercise price equal to 125% of the initial public offering price. The Company has also agreed to indemnify the Underwriters (as defined herein) against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2)  Before  deducting   offering   expenses   estimated  to  be  approximately
     $____________, payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 360,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares of Common Stock offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $_______________, $_______________ and
     $_______________, respectively. See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Furman Selz LLC, New York, New York, on or about _______________, 1996.


Furman Selz____________________                         Needham & Company, Inc.

                    The date of this Prospectus is       , 1996.

C/M:  12156.0001 369440.21

                    [INSIDE OF FRONT COVER WITH PHOTOGRAPHS]







   [PHOTOGRAPH OF BICYCLE]                   [PHOTOGRAPH OF BICYCLE COMPONENTS]


        The  Company   believes   that   Boralyn(R)   bicycle   frames
        and   components   offer  a  combination   of  light  weight
        and strength that improve riding efficiency.








              [PHOTOGRAPH OF GOLF CLUBS]                                  [PHOTOGRAPH OF HARD DISKS]

The  Company  believes  that  golf  clubs  manufactured    The  Company   believes  that  Boralyn(R)  disks  will  allow
with  Boralyn(R) heads  achieve  greater  distance  than   for greater storage  capabilities  and higher data transfer
titanium  golf  club  heads  and  provide  for a larger    rates than computer hard disk drives in use today.
"sweet spot" and "more forgiving" golf club.






                      ------------------------------------


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     Boralyn(R) is a registered trademark and Ceralyn(TM) is a trademark of the Company. All other trade names and trademarks appearing in this Prospectus are the property of their respective holders.

C/M:  12156.0001 369440.21

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus gives effect to the merger, effective on May 2, 1996, of Alyn Corporation, a California corporation ("Old Alyn"), with and into Alyn Corporation, a Delaware corporation formerly named AC Acquisition Corp. ("Alyn" or the "Company"), and the issuance of 0.026111 shares of Common Stock of the Company in exchange for each issued and outstanding share of common stock of Old Alyn (the "Merger"), and an 80-for-one stock split of the Common Stock effective on July 16, 1996. Unless the context otherwise requires, the term "the Company" as used in this Prospectus includes the Company and its predecessor, Old Alyn. For the definition of certain technical terms used herein, see the "Glossary of Certain Technical Terms." Unless otherwise indicated, all share, per share and financial information set forth herein assumes no exercise of the Underwriters' over-allotment option. Each prospective investor is urged to read this Prospectus in its entirety.

                                  The Company

     Alyn designs, develops, manufactures and markets consumer and industrial products utilizing its proprietary advanced metal matrix composite materials, which it believes have a superior combination of physical properties, including strength, light weight, stiffness, hardness and fracture resistance, for a variety of selected markets. The Company has developed technology, for which it obtained a patent in January 1996, for the application of boron carbide in combination with aluminum in lightweight metal matrix composites under the name Boralyn(R). Boron carbide, a principal component of Boralyn(R), is an advanced ceramic that is the third hardest material in the world, and the hardest material available at a commercially reasonable cost. The Company believes that no other material offers a range of properties comparable to those Boralyn(R) provides. Boralyn(F) is lighter and can be more easily fabricated than titanium; has a higher specific stiffness than titanium, aluminum or specialty steel; is one-third the density of many steels; has a hardness and resistance to wear greater than aluminum and comparable to specialty steel and titanium; is more resistant to corrosion than aluminum; is highly fracture resistant; and exhibits minimal resonance over a wide range of rotational speeds. Boralyn(R) is available in a range of grades with varying properties to satisfy specific customer requirements and is easily welded, cast, bent, coated and extruded with conventional equipment and tools. The Company believes that Boralyn(R) is a highly effective replacement for many existing premium-priced metal and composite products, such as those used in high-end sporting goods, high-capacity disks for computer hard disk drives, neutron shielding and other applications. The Company is focusing its initial marketing efforts on the use of Boralyn(R) in applications where its unique combination of properties will justify an appropriate price premium. These applications include the following:

     High-end Sporting Goods. The Company has targeted premium-priced golf club heads and shafts and high-end lightweight bicycle frames and components as a primary market for Boralyn(R)-based products.

     Golf Club Heads and Shafts. The U.S. wholesale market for premium-priced golf clubs was estimated by industry sources to be approximately $890 million in 1994, reflecting a 23% increase over the prior year. The Company has produced or is producing prototype golf club heads for Nicklaus Golf Equipment Limited, Hillerich & Bradsby Co., Inc. (Power-Bilt), Prince Sports Group, Inc. and Taylor Made Golf Company, Inc., each a golf club producer, including pre-tooling versions based on production molds customized for Boralyn(R) composite heads. The Company believes that production and customer approval of pre-tooling versions of golf clubs based on customized molds is usually the final step before receipt of a definitive production order. The Company is actively engaged in negotiations with each of the named prospective customers that it believes may lead, by late 1996, to production orders for delivery in 1997, although there can be no assurance that any production orders will be obtained. The Company believes that the higher specific stiffness, higher specific strength and ease of fabrication of Boralyn(R), compared with titanium, allow the design and manufacture of golf club heads with a larger "sweet spot" and better mass distribution compared with titanium heads, thus yielding what golfers term a "more forgiving" golf club. In an independent third-party's comparison test against two premium-priced titanium golf club heads, a Boralyn(R) golf

                                       1
C/M:  12156.0001 369440.21
     club head drove the ball longer distances. The higher specific stiffness of Boralyn(R) compared with graphite composite, a commonly used golf club shaft material, also should permit stiffer shafts to be made with Boralyn(R).

     Bicycle Components and Frames. The U.S. retail market for bicycles, bicycle components and related products and services was estimated by industry sources to be approximately $5 billion in 1994. The Company believes that approximately 220,000 premium-priced (over $600 at retail) bicycles were sold in 1995. The Company has received orders for prototype components or frames from Campagnolo S.R.L., Cannondale Corporation and Trek Bicycle Corporation, each a leading manufacturer of bicycle components and/or frames. The higher specific strength and specific stiffness of Boralyn(R) compared to aluminum and specialty steel allows for the production of lighter bicycle components and frames with no decrease in strength or stiffness, or if weight is not a dominant consideration, for stiffer components and frames with no increase in weight. These characteristics improve riding efficiency.

     Other potential sporting goods applications where strength and stiffness are important include tennis and other sports racquets, baseball bats and arrows. The Company has received orders from Spalding Sports Worldwide, Inc., a division of Spalding & Evenflo Cos., Inc., for prototype racquetball and tennis racquets.

     Computer Hard Disks. The U.S. wholesale market for computer hard disk substrates was estimated by industry sources to be approximately 247 million units in 1996. The Company believes that disks for high-speed, high-capacity drives, which the Company is targeting in its marketing efforts, represent between 5% and 10% of the total market. The Company is producing preliminary sample disk substrates of Boralyn(R) for evaluation by several major disk drive manufacturers. Unlike conventional aluminum and glass substrates in use as disks in computer hard drives, Boralyn(R) disks exhibit minimal resonance over the entire range of rotational speeds, from initial spin-up to current maximum speeds, as well as at substantially higher rotational speeds. Lower resonance disks will permit hard disk drives to be designed for closer head-to-disk distances and higher rotational speeds, characteristics that will allow for greater storage capabilities and faster data transfer rates. The Company does not anticipate production orders for hard disk applications prior to the second half of 1997, as a result of stringent testing requirements, substantial marketing efforts and the redesign of computer hard disk drives by disk drive manufacturers that would be necessary to realize the benefits of disks based on Boralyn(R), and there can be no assurance that any production orders will be obtained.

     Neutron Shielding. Materials traditionally used for neutron absorption in nuclear reactors and disposal containers for radioactive products and waste require a separate neutron-absorbing material such as boron carbide, encased in layers of metallic alloy such as aluminum supported by steel, in order to provide stiffness and structural integrity. The metal matrix structure of Boralyn(R), combined with its boron carbide ingredients, provides acceptable neutron absorption characteristics as well as stiffness in an homogeneous, single structure, with advantages in ease of use and fabrication. The Company has received small initial orders from Framatome S.A., a major nuclear plant construction company, for prototype disposal containers. The Company does not anticipate production orders for neutron shielding applications prior to the second half of 1997, and there can be no assurance that any production orders will be obtained.

     Other Potential Applications. Other potential applications of Boralyn(R) include its use in automotive and motorcycle components, where the Company is producing prototype motorcycle brake drums for Honda R&D North America, Inc. and connecting rods for Maverick Racing; marine applications, where the Company is producing prototype drive shafts for Power Ski International Inc.; structural components for aircraft, where the Company is producing prototype sensor housings for Rosemount Aerospace, a division of BF Goodrich, Inc., and prototype thin foil structures for Engelhard Corporation; semiconductors, where the Company is producing prototype semiconductor packaging for Motorola, Inc.; satellite components, where the Company is producing samples for Endgate Corporation; and armor for government and military vehicles and for personal protection.

     The Company has also developed what it believes to be a superior manufacturing process that benefits from the characteristics of Boralyn(R). The Company recently filed a patent application for its soluble core method of

                                       2
C/M:  12156.0001 369440.21
manufacturing metal matrix composite die-cast metal structures, which allows for forming complex hollow chambers and passages, often within a one-piece structure, without the need for welding together separate components or other secondary manufacturing processes.

     Many of the Company's claims with respect to the physical characteristics of Boralyn(R) have been subjected to studies and testing, performed by independent laboratories, universities and other testing facilities, of its various properties such as specific strength, specific stiffness, density, hardness, resonance and neutron absorption. The results of those tests have verified and supported many of the Company's claims with respect to Boralyn(R). See "Business - Characteristics of Boralyn(R)."

     Alyn's objective is to become a leader in advanced metal matrix composite products and establish significant market share and brand awareness for Boralyn(R) in niche markets, such as higher-priced consumer products and specialized uses, where value-added premiums can be obtained. The Company intends to do so by capitalizing on its existing proprietary technology and patented process for producing Boralyn(R) through the direct manufacture and sale of Boralyn(R)-based products to consumer and industrial product manufacturers and distributors, and, to a lesser extent, to producers of military products. The Company believes that its focus on marketing Boralyn(R) for use in higher-priced consumer and commercial products and applications where its properties provide performance advantages will afford it the best opportunity for meaningful market penetration.

     The Company anticipates commencing production in late 1996, for shipment in early 1997, of Boralyn(R) in commercial quantities at its newly-leased 48,000 square foot facility in Irvine, California, which is expected to be operational in the fourth quarter of 1996. The new facility will include sintering, casting (including soluble core) and extrusion capabilities. Until production commences at the new facility, production and shipment of Boralyn(R) will continue to be undertaken by unaffiliated subcontractors.


     The Company has been engaged in the sale of boron carbide powder since 1990, but the Company has been unprofitable since its commencement of operations through the year ended December 31, 1995, and expects to incur significant operating losses for the year ended December 31, 1996, as a result of start-up expenses in anticipation of production orders. No production revenues for Boralyn(R) have been recognized since late 1994, and none are anticipated prior to the fourth quarter of 1996. The Company does not expect to achieve significant sales of Boralyn(R) prior to 1997, and there can be no assurance that any significant sales will be achieved.


     The Company's principal executive offices are currently located at 16871 Noyes Avenue, Irvine, California 92606, where its telephone number is (714)
475-1525, and its fax number is (714) 475-1531, until its newly leased facility, located nearby at 16761 Hale Avenue, Irvine, California 92606 is ready for occupancy in the fourth quarter of 1996.




                                       3
C/M:  12156.0001 369440.21

                                  The Offering

Common Stock Offered by the Company.....    2,400,000 shares

Common Stock to be Outstanding after
the Offering............................    10,400,000 shares(1)


Use of Proceeds.........................    Approximately (i) $12.6 million for
                                            capital   expen-  ditures  for  new
                                            production  facilities,   equipment
                                            and    tooling    and    management
                                            information   systems;   (ii)  $4.5
                                            million to repay approximately $4.4
                                            million    principal    amount   of
                                            stockholder   loans   and   accrued
                                            interest  incurred  since  May 1996
                                            (including    approximately    $3.3
                                            million  principal  amount of loans
                                            held    by     certain     existing
                                            stockholders    who    intend    to
                                            purchase,   for  their   respective
                                            accounts,  approximately 440,000 of
                                            the shares of Common Stock  offered
                                            hereby  for an  aggregate  purchase
                                            price of approximately $5.5 million
                                            (based  on the  mid-  point  of the
                                            estimated  initial public  offering
                                            price  range set forth on the cover
                                            page  of  this  Prospectus)),   and
                                            (iii) $3.0  million  for  marketing
                                            activities for Boralyn(R) products.
                                            The  remainder  of the net proceeds
                                            will be used  for  working  capital
                                            and general corporate purposes. See
                                            "Use of Proceeds."


Risk Factors and Dilution...............    Prospective     investors    should
                                            carefully  consider the matters set
                                            forth  under  the  captions   "Risk
                                            Factors  -   Emerging   Technology;
                                            Substantial   Risk   of   Uncertain
                                            Market   Acceptance;    -   Limited
                                            Operating History;  Prior Losses; -
                                            No    Manufacturing     Experience;
                                            Reliance      on      Manufacturing
                                            Facilities;  - Rapid  Technological
                                            Change and New Product Development;
                                            - Dependence on Patents;  - Product
                                            Liability  Risks;  - Dependence  on
                                            Management;  - Need for  Additional
                                            Management  Information  Systems; -
                                            Competition;   -  Need  for  Future
                                            Capital; - Dependence on Trademarks
                                            for Current and Future  Markets;  -
                                            Dependence on Principal  Suppliers;
                                            -    Possible     Dependence     on
                                            Significant  Customers; - Quarterly
                                            Fluctuations in Operating  Results;
                                            - Control by Existing Stockholders;
                                            Anti-   takeover   Provisions;    -
                                            Dilution;  Benefits  of the  Public
                                            Offering    to    the     Company's
                                            Affiliates       and      Principal
                                            Stockholders; - Use of Proceeds for
                                            Repayment      of       Stockholder
                                            Indebtedness; - Shares Eligible for
                                            Future  Sale;  -  Absence  of Prior
                                            Public    Market;     -    Possible
                                            Volatility  of  Stock  Price,"  and
                                            "Dilution."  An  investment  in the
                                            shares  of  Common  Stock   offered
                                            hereby  involves  a high  degree of
                                            risk and immediate and  substantial
                                            dilution.


Proposed Nasdaq National Market Symbol     "ALYN"


________________
(1) Does not include 1,240,000 shares of Common Stock, consisting of (i) 1,000,000 shares of Common Stock reserved for future issuance under the Company's stock incentive plan, and (ii) 240,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to Furman Selz LLC. See "Management - The 1996 Stock Incentive Plan" and "Underwriting." Also assumes no exercise of the Underwriters' over-allotment option.


                                       4
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


                             Summary Financial Data
                     (In thousands, except per share data)


     Set forth below are selected financial data with respect to the statements of operations of the Company for the three years ended December 31, 1993, 1994, and 1995, and for the six months ended June 30, 1995, for the period from January 1, 1996 to May 1, 1996 and the period from May 2, 1996 to June 30, 1996, and the balance sheet of the Company at June 30, 1996. The financial data as of and for the years ended December 31, 1993, 1994, and 1995 have been derived from financial statements of the Company contained elsewhere herein, which have been audited by Price Waterhouse LLP. The financial data as of June 30, 1996, and for the six months ended June 30, 1995, for the period from January 1, 1996 to May 1, 1996 and the period from May 2, 1996 to June 30, 1996, have been derived from interim financial statements of the Company contained elsewhere herein, which are unaudited. The unaudited financial data includes all adjustments, which were of a normal recurring nature, that the Company considers necessary to present fairly, in all material respects, the financial position and the results of operations for these periods. Operating results for the period from January 1, 1996 to May 1, 1996 and the period from May 2, 1996 to June 30, 1996, are not indicative of the results that may be expected for the entire year ending December 31, 1996, as the Company anticipates incurring a substantial operating loss for the entire 1996 year. The data should be read in conjunction with the audited financial statements and the unaudited interim financial statements included herein.

     The Company is the successor by merger to Old Alyn. From 1990 to May 1, 1996, Old Alyn conducted its operations as Alyn Corporation, a California corporation, with 2,000,000 shares outstanding as of April 1996. Old Alyn repurchased 200,000 of its shares of Common Stock in April 1996, leaving 1,800,000 shares outstanding. In April 1996, certain prospective investors formed AC Acquisition Corp., a Delaware corporation, in order to facilitate their investment in and loans to Old Alyn, and were issued 53,000 shares of AC Acquisition Corp.'s common stock. In May 1996, Old Alyn was merged into AC Acquisition Corp., and each share of Old Alyn was exchanged for 0.026111 shares of Common Stock of AC Acquisition Corp. (the "Merger"), with 47,000 shares in the aggregate being issued to shareholders of Old Alyn. AC Acquisition Corp.'s name was changed to Alyn Corporation, which had 100,000 of shares of common stock issued and outstanding following the Merger. In July 1996, the Company effected an 80-for-one stock split, resulting in 8,000,000 shares being issued and outstanding. The pro forma financial information set forth below presents the Company's results as if the Merger had occurred as of January 1, 1995. See Note (1) below.

                                                                          Old Alyn                                        Alyn
                                                                                                     Period from
                                                                                     Six Months       January 1,      Period from
                                                                                        Ended          1996 to        May 2, 1996
                                                 Year Ended December 31,             June 30,          May 1,        to June 30,
                                             1993          1994          1995           1995             1996             1996
                                            ------       -------      ---------      ----------      ------------     -----------
Statements of Operations Data:
Net revenue                                  $540         $309          $319            $216             $104              $32

Costs and expenses:
  Cost of goods sold                          265           92           203             102               34                7
  General and administrative expenses         259          352           219              89               53              337
  Selling and marketing                       114          143            52              10               23               31
  Research and development                     24          180            79              19                7               19
                                            -----        -----         -----           -----            -----           ------
    Total costs and expenses                  662          767           553             220              117              394
                                            -----        -----         -----           -----            -----           ------
      Operating loss                         (122)        (458)         (234)             (4)             (13)            (362)

Other income (expense), net                    (3)         (11)          (10)             (6)              (2)             (20)
                                            -----        -----         -----           -----            -----           ------
Loss before provision for income taxes       (125)        (469)         (244)            (10)             (15)            (382)

Provision for income taxes                      1            1             1               1                1                1
                                            -----        -----         -----           -----            -----           ------
Net loss                                    ($126)       ($470)        ($245)           ($11)            ($16)           ($383)
                                            =====        =====         =====           =====            =====           ======
Net loss per share (1)                                                                                                  ($0.05)
                                                                                                                        ======
Weighted average common shares
 outstanding (1)                                                                                                         8,000
                                                                                                                        ======
Pro forma net loss (1)                                                 ($322)                            ($42)
                                                                       =====                            =====
Pro forma net loss per share (1)                                      ($0.04)                          ($0.01)
                                                                       =====                            =====
Pro forma weighted average common
 shares outstanding (1)                                                8,000                            8,000
                                                                       =====                            =====
See notes on the following page.




                                       5
C/M:  12156.0001 369440.21

Balance Sheet Data:

                                                                                              June 30, 1996
                                                                                                              As
                                                                                           Actual        Adjusted (2)
Working capital                                                                        $1,078              $25,584
Total assets                                                                            2,650               26,927
Long-term obligations                                                                   2,794                    0
Total stockholders' equity (deficit)                                                     (378)              26,693

___________________________
(1) Presented on a pro forma basis to reflect the change of Old Alyn's status for federal income tax purposes from an "S" corporation to a "C" corporation as a result of the Merger. The effect of such change in status was not material. As discussed above, this data reflects the Merger, including the amortization of intangible assets of $77,000 and $26,000 for the year ended December 31, 1995 and the period from January 1, 1996 to May 1, 1996, respectively, and the 80-for-one stock split. See Notes to Financial Statements.

(2) As adjusted to reflect the sale of 2,400,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, after giving pro forma effect to the Merger. See "Use of Proceeds."



                                       6
C/M:  12156.0001 369440.21

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution and should only be made by persons who can afford a loss of their entire investment. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.


Emerging Technology; Substantial Risk of Uncertain Market Acceptance.

     Since commencement of operations in 1990, the Company has been engaged in the formulation, development and fabrication of Boralyn(R) for use in commercial and consumer products. As with any new technology, there is the substantial risk that the marketplace may not be receptive to products based on it. The Company expects to incur substantial expenses as it continues its development and marketing activities and, if they are successful, to penetrate the markets for its products. Market acceptance of the Company's products will depend, in large part, upon the pricing of those products and the Company's ability to manufacture and deliver them on a timely basis, as well as the ability of the Company to demonstrate the advantages of its products over competing methodologies and products. There can be no assurance that the Company will be able to market Boralyn(r) successfully or that any of the Company's future boron carbide-based or other products will be accepted in the marketplace. The costs of the Company's marketing efforts will be substantial and will be recorded as expenses as they are incurred, notwithstanding that the benefits, if any, from those marketing efforts (in the form of revenues) may not be reflected, if at all, until subsequent periods.


Limited Operating History; Prior Losses


     The Company has a limited operating history, having commenced its materials development and manufacturing activities in 1990, and having had extremely limited revenues through early 1996, with net revenue declining from $540,000 in 1993 to $319,000 in 1995. The Company has not received a production order for Boralyn(R) since late 1994, when it ceased supplying a bicycle frame manufacturer in order to pursue what it believed to be more promising marketing and distribution channels in the high-end bicycle frame and components market. The Company had a net loss of $399,000 for the six months ended June 30, 1996, compared with a net loss of $11,000 for the six months ended June 30, 1995. It incurred a net loss of $245,000 in the year ended December 31, 1995, compared with a net loss of $470,000 in the year ended December 31, 1994, and a net loss of $126,000 in the year ended December 31, 1993. The Company anticipates incurring significant operating losses for the current fiscal year, and may continue to incur losses thereafter. There can be no assurance that the Company will ever achieve profitability in the future or maintain profitability, if achieved, on a consistent basis. Moreover, the Company has entered into a five-year lease of a facility in Irvine, California, and intends to commit substantial capital, including approximately $12.6 million of the net proceeds of this offering, to provide that facility with significant production capability. Unless and until the Company achieves a significant level of sales of Boralyn(R) or Boralyn(R(-based products, the Company will have substantial production overcapacity and underabsorbed costs that would cause the Company to incur substantial operating losses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



No Manufacturing Experience; Reliance on Manufacturing Facilities

     The Company currently has no internal manufacturing capacity and no experience in manufacturing its products in commercial quantities. The Company intends to manufacture a substantial portion of its products at its newly-
leased facility in Irvine, California. The new facility, when fully equipped, will include sintering, casting (including soluble core) and extrusion capabilities, although there can be no assurance that these capabilities will be adequate for all of the Company's future fabrication requirements, or, on the other hand, that the Company will be able to fully utilize the plant's capacity. The manufacturing process for Boralyn(R) utilizes high temperature and high pressure processes and may be subject to volatile chemical reactions. A mechanical or human failure or unforeseen condition, including natural disasters such as earthquakes, characteristic of Southern California, could result in temporary interruption of the Company's manufacturing capacity. Moreover, the Company's manufacturing

                                       7
C/M:  12156.0001 369440.21
operations will use certain equipment which, if damaged or otherwise rendered inoperable or unavailable, could result in the disruption of the Company's manufacturing operations. Although the Company intends to obtain business interruption insurance with coverage for lost profits and out-of-pocket expenses of $1.0 million per occurrence, and presently maintains and intends to continue to maintain other property and casualty coverage that it believes to be adequate, any extended interruption of operations at the Company's manufacturing facility would have a material adverse effect on the business of the Company. See "Business-Manufacturing and Supply."


Rapid Technological Change and New Product Development

     The Company operates in a rapidly evolving field -- advanced composite materials -- that is likely to be affected by future technological developments. The Company's ability to anticipate changes in technologies, markets and industry trends and to develop and introduce new and enhanced products on a timely basis will be a critical factor in its ability to grow and remain competitive. There can be no assurance that new products will be completed or that any new products can be marketed successfully. In addition, the anticipated development schedules for new or improved products are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and competitors' new product introductions. Moreover, the Company expects that it will devote substantial resources to research and development efforts. The costs of those efforts will be expensed as they are incurred, notwithstanding that the benefits, if any, from the Company's research and development efforts (in the form of increased revenues or decreased product costs) may not be reflected, if at all, until subsequent periods.

     In order to realize the benefits of Boralyn(R), hard disk drive manufacturers will have to modify existing hard disk drive designs. The Company believes that hard disk drive manufacturers will be motivated to modify or introduce new hard disk drive designs only after a substantial testing period and significant marketing efforts by the Company. The Company expects to incur substantial expenses in connection with those testing and marketing efforts, and anticipates ultimately that disks based on Boralyn(R) will be accepted by hard disk drive manufacturers, if at all, only if such disks can be demonstrated to have superior characteristics and can be offered at competitive prices. Further, the Company expects that use of disks based on Boralyn(R) will commence with, and could be limited to, high-end computer hard disk drives, which constitute a small but significant percentage of the current market for computer hard disks.


Dependence on Patents

     The Company has obtained one United States patent that it believes provides protection for its proprietary Boralyn(R) technology and contains claims that cover the use of Boralyn(R), particularly in high-end sporting goods, as well as in certain other markets targeted by the Company. The Company has also filed additional patent applications, including divisional patent applications and continuation-in-part applications that stem from the Company's original patent application. The divisional patent applications relate to methods of fabricating Boralyn(R) and to bicycle frames that were disclosed in the original patent application. The continuation-in-part patent applications expand the scope of the claims in the original patent, and cover the Company's processes of fabricating Boralyn(R). Divisional patent applications and continuation-in-part patent applications generally are likely to complete the U.S. Patent Office review process on an expedited basis and, with respect to claims having a common subject matter with those in the original patent, are entitled to the date of filing of the original patent for purposes of considering patentability. The divisional patent application relating to bicycle frames was filed in September 1995 and was allowed in June 1996, but there can be no assurance that the Company's other pending divisional patent and continuation-in-part patent applications will receive expedited review. New patent applications recently filed by the Company cover (i) application of Boralyn(R) in neutron shielding, (ii) application of Boralyn(R) in computer hard disk drives and (iii) a new soluble core manufacturing method for Boralyn(R)-based structures. The Company is not aware of any reason why its pending applications should not be granted with claims that will provide coverage and, therefore, adequate protection for its anticipated business activities, although there can be no assurance in that regard. There can also be no assurance that the Company's existing patent and the divisional patent application that was allowed, or any other patents that may be granted, will be valid and enforceable or provide the Company with meaningful protection from competitors. Further, there can be no assurance that any pending patent application will issue as a patent or that any claim thereof will provide protection against infringement. If the Company's present

                                       8
C/M:  12156.0001 369440.21
or future patent rights are ineffective in protecting the Company against infringement, the Company's marketing efforts and future revenues could be materially and adversely affected. Moreover, if a competitor were to infringe the Company's patent, the costs of enforcing the Company's patent rights may be substantial or even prohibitive. There can also be no assurance that the Company's future products will not infringe the patent rights of others or that the Company will not be forced to expend substantial funds to defend against infringement claims of, or to obtain licenses from, third parties. The Company currently has only limited patent protection for its technology outside the United States, and may be unable to obtain even limited protection for its proprietary technology in certain foreign countries. See "Business-Patents and Trademarks."


Product Liability Risks

     The Company faces an inherent business risk of exposure to product liability claims in the event that any of its products are alleged to be defective or cause harmful effects. The cost of defending or settling product liability claims may be substantial. The Company currently maintains and intends to continue to maintain product liability insurance coverage that it believes to be adequate. There can be no assurance that the Company will be able to obtain such insurance on acceptable terms in the future or that such insurance will adequately cover any claims.

Dependence on Management

     The Company's future success and profitability is substantially dependent upon the performance of its senior executives, including Robin A. Carden, the Company's founder and principal stockholder, and Walter R. Menetrey, its chief operating officer. Each of the Company's senior executives has an employment agreement with the Company and has or is expected to have a substantial equity interest in the Company through ownership of shares of Common Stock or the grant of options to purchase shares of Common Stock, none of which options will be, in the case of all such executives, vested as of the date of this offering. The loss of Mr. Carden or Mr. Menetrey could have a material adverse effect on the Company. Moreover, the Company does not maintain key-man life insurance on any of its executives other than a $5.0 million policy on the life of Mr. Carden. See "Management." The Company's future growth will also be dependent upon its ability to attract and retain additional qualified management, technical, scientific, administrative and other personnel. By reason both of its location and the nature of its business, the Company believes it will experience significant competition for qualified management, supervisory, engineering and other personnel. There can be no assurance that the Company will be successful in hiring or retaining the personnel it requires for continued growth.


Need for Additional Management Information Systems

     The Company's existing management information and accounting systems are not designed for, and are likely to be inadequate to handle, information and accounting requirements arising from large-scale production of Boralyn(R) and future sales growth, should they materialize. The Company anticipates that a portion of the net proceeds of this offering that are intended to be used for capital expenditures will be allocated to procurement and installation of accounting and manufacturing production management software and related computer hardware designed for a large-scale manufacturing enterprise. There can be no assurance that such management information systems will be adequate for the Company's future needs.


Competition

     The materials industry is highly competitive. The Company competes in its chosen markets against several larger multi-national companies, all of which are well-established in those markets and have substantially greater financial and other resources than those of the Company. Competitive market conditions could adversely affect the Company's results of operations if it were required to reduce product prices to remain competitive or were unable to achieve significant sales of its products. See "Business-Competition."



                                       9
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

Need for Future Capital


     Through mid-1996, the Company financed all of its working and other capital requirements from equity infusions and borrowings from certain of its stockholders. Future growth will be dependent, in part, upon the capital resources available to the Company from time to time. In May 1996, in connection with the Merger, the Company obtained from certain stockholders a $5 million, 60-month credit facility (the "Subordinated Credit Line"). Approximately $4.4 million of the Subordinated Credit Line had been drawn upon as of September 1, 1996. All of the amounts owing under the Subordinated Credit Line will be repaid with a portion of the net proceeds of this offering. The Company's ability to obtain future debt financing will be dependent in part on the quality and amount of the Company's trade receivables and inventory. The Company believes that internally generated funds and cash on hand, together with the net proceeds of this offering, should satisfy the Company's anticipated capital needs for the next 24 months. However, there can be no assurance that those funds will be sufficient to support the Company's business strategy or that, if additional financing is required, it will be available in amounts and on terms satisfactory to the Company, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



Dependence on Trademarks for Current and Future Markets

     The market for the Company's products is and will remain dependent upon the goodwill engendered by its trademarks and trade names. Trademark protection is therefore material to the Company's business. Although Boralyn(R) is registered in the United States, there can be no assurance that the Company will be successful in asserting trademark or trade name protection for its significant marks and names in the United States or other markets, and the costs to the Company of such efforts may be substantial. See "Business--atents and Trademarks."


Dependence on Principal Suppliers

     The Company presently purchases its principal raw material, boron carbide, from a limited number of suppliers, including one supplier that provides approximately 50% of the Company's present requirements. The Company's business would be materially and adversely affected if it were unable to continue to receive boron carbide at prices and on terms presently made available to it by its principal supplier. Although the Company believes that boron carbide is readily available from other suppliers, there can be no assurance that the Company will be able to continue to obtain desired quantities of boron carbide on a timely basis at prices and on terms deemed reasonable by the Company. The Company's business would be materially and adversely affected if it were unable to continue to receive boron carbide at prices and on terms comparable to those presently made available to it by its principal supplier. See "Business-Manufacturing and Supply."


Possible Dependence on Significant Customers

     In view of the very early stage nature of the Company's business, currently it has only a limited number of customers, each of whom is material to the Company's present results of operations. Even after the Company matures, however, certain customers may be material to the business, operations and future prospects of the Company. There can be no assurance that one or more principal customers will not suffer business or financial setbacks resulting in reduction or cancellation of product orders or the Company being unable to obtain payment from such customers at any time or from time to time. The loss of sales to one or more significant customers could have a material adverse effect on the business and operations of the Company. Moreover, although the Company does not presently intend to enter into exclusive production or distribution arrangements with any of its customers, there may be circumstances in which the benefits offered by a proposed exclusive arrangement could justify the Company committing to an exclusive relationship as regards a product or product line for a period of months or years. However, there can be no assurance that the prospective benefits of such an exclusive relationship would, in fact, materialize, and the existence of exclusive relationships with one or more parties might prevent the Company from pursuing other market alternatives, with possible adverse results on future revenues and prospects. See "Business-Marketing and Customer Support."

                                       10
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


Quarterly Fluctuations in Operating Results

     The Company's operating results may vary significantly from quarter to quarter, in part because of the costs associated with changes in the Company's products and personnel, the size and actual delivery dates of orders, and the timing of, and costs related to, any future acquisitions. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with new product introduction and market trends may limit management's ability to forecast accurately short-term results of operations. Fluctuations caused by variations in quarterly operating results or the Company's failure to meet analyst's projections or public expectations as to operating results may adversely affect the market price of the Common Stock.


Control by Existing Stockholders; Anti-takeover Provisions


     After this offering, the Company's present stockholders will own approximately 81.2% of the outstanding shares of voting stock, including approximately 440,000 shares offered hereby that certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold indebtedness that will be repaid with a portion of the net proceeds of this offering, intend to purchase at the initial public offering price, for their respective accounts or those of their affiliates or designees (approximately 78.4% if the Underwriters' over-allotment option is exercised in full). Consequently, the present stockholders will have the ability to elect all the Company's directors and to control the outcome of all other issues submitted to the Company's stockholders, and new stockholders who acquire shares of Common Stock in this offering will not have the ability to elect any of the Company's directors or to control the outcome of other matters submitted to the stockholders. Additionally, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Although the Company has no present intention to issue shares of Preferred Stock, any issuance of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Certain provisions of Delaware law applicable to the Company may also discourage third-party attempts to acquire control. See "Principal Stockholders" and "Description of Capital Stock."



Dilution; Benefits of the Public Offering to the Company's Affiliates and Principal Stockholders

     The initial public offering price of a share of Common Stock is substantially in excess of the net tangible book value per share of Common Stock, which results in a benefit to all existing stockholders. For instance, 8,000,000 shares of Common Stock were acquired by the existing stockholders for an effective cash consideration of $5,300, or an average of $0.0007 per share, as compared to new investors who will be paying $30 million or $12.50 per share (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) for the 2,400,000 shares being offered hereby. Accordingly, existing stockholders will realize an effective appreciation of $12.50 per share of Common Stock in the value of the shares they currently own as a result of this offering. See "Dilution."


Use of Proceeds for Repayment of Stockholder Indebtedness


     A portion of the net proceeds of this offering will be used to repay all amounts owing under the Subordinated Credit Line indebtedness to principal stockholders of the Company. The Company will apply approximately $4.5 million of the proceeds of this offering to repay the Subordinated Credit Line, which includes a principal amount of $4.4 million and accrued interest thereon. Accordingly, approximately 15% of the net proceeds of this offering will be paid directly to certain principal stockholders of the Company, although certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold approximately $3.3 million of the indebtedness that will be repaid, intend to

                                       11
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

purchase approximately 440,000 of the shares of Common Stock offered hereby, for an aggregate purchase price of approximately $5.5 million (based on the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) for their respective accounts or those of their affiliates or designees. See "Certain Transactions-Agreement and Plan of Merger; Repayment of Stockholder Loans."



Shares Eligible for Future Sale


     Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon consummation of this offering, the Company will have outstanding 10,400,000 shares of Common Stock. The 2,400,000 shares of Common Stock offered hereby (2,760,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act. The remaining 8,000,000 outstanding shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. In addition, the Company has contractually granted certain of its existing stockholders, including, among others, Robin A. Carden, Walter R. Menetrey, M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P., Udi Toledano and Edelson Technology Partners III, certain registration rights. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company has agreed not to issue, and all of the existing stockholders, have agreed (i) not to, directly or indirectly, issue, agree or offer to sell, sell, grant an option for the purchase or sale of, assign, transfer, pledge, or otherwise dispose of, any shares of Common Stock or other equity securities of the Company or other securities convertible into or exercisable for such shares of Common Stock or other equity securities for nine months from the date of this Prospectus without the prior written consent of the Company and Furman Selz LLC; and (ii) not to exercise their registration rights for a period of nine months from the date of this Prospectus. Two of the existing stockholders of the Company, Robin A. Carden and Walter R. Menetrey, have also agreed not to offer, sell or otherwise dispose of more than 104,000 shares of Common Stock during any three-month period in the six months following expiration of the nine-month period, other than in an underwritten public offering, without the consent of Furman Selz LLC. See "Shares Eligible for Future Sale" and "Underwriting."



Absence of Prior Public Market

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or continue after the offering. The initial public offering price per share of Common Stock has been determined by negotiation between the Company and the representative of the Underwriters and does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Common Stock will trade after completion of the offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."


Possible Volatility of Stock Price

     Trading volume and prices for the Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, results, announcements with respect to sales and earnings, as well as technological innovations, and new product developments and other events or factors, which cannot be foreseen or predicted by the Company, including the sale or attempted sale of a large amount of securities in the public market, the registration for resale of any shares of Common Stock, and the effect on the Company's earnings of existing or future equity-based compensation awards to management. See "Management-Executive Compensation."


                                       12
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

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,400,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.50 (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus) are estimated to be $27.3 million ($31.4 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and offering expenses payable by the Company.


     The Company intends to use the net proceeds as follows: (i) approximately $12.6 million for capital expenditures for new production facilities, equipment and tooling intended to provide a production capacity of up to approximately 125,000 pounds of Boralyn(R) per month by the first quarter of 1997, and up to 500,000 pounds per month by the third quarter of 1997, and for management information systems; (ii) approximately $4.5 million to repay the outstanding principal of and accrued interest on the Subordinated Credit Line; and (iii) approximately $3.0 million for marketing activities for Boralyn(R) products. Certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold approximately $3.3 million of the indebtedness that will be repaid, intend to purchase approximately 440,000 of the shares of Common Stock offered hereby for an aggregate purchase price of approximately $5.5 million (based on the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), for their respective accounts or those of their affiliates or designees. The indebtedness outstanding under the Subordinated Credit Line obtained in May 1996 and expected to be repaid bears interest at the annual rate of 8.0%. The Company may from time to time incur other borrowings, as needed for its working capital and general corporate requirements, although it does not currently have a credit facility and there can be no assurance that the Company will be able to borrow funds on acceptable terms now or in the future. The remaining net proceeds from this offering (including any proceeds received from the exercise of the over-allotment option) are expected to be utilized for working capital and general corporate purposes.


     The amounts and timing of actual expenditures will depend upon numerous factors, including, primarily, the progress of the Company's research and development programs, product marketing strategies and the competitive environment. Additionally, it is the Company's policy regularly to review potential opportunities to acquire, or enter into joint venture or licensing relationships with respect to, products and businesses compatible with its existing business. The Company may, therefore, use a portion of the net proceeds to make acquisitions or to fund joint ventures, although the Company does not have any arrangements, agreements or understandings with respect thereto. See "Business-Research and Development."

     The Company believes that the net proceeds of this offering together with cash flow from operations will be sufficient to finance its working and other capital requirements for a period of approximately 24 months from the date of this Prospectus. Pending the aforementioned uses, the net proceeds from this offering will be invested in short-term, investment grade securities.


                                DIVIDEND POLICY

     The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Company presently intends to retain its earnings, if any, to finance the development of its business. The payment of any dividends in the future will depend on the evaluation by the Company's Board of Directors of such factors as it deems relevant at the time. Currently, the Board of Directors believes that all of the Company's earnings, if any, should be retained for the development of the Company's business. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."



                                       13
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

                                 CAPITALIZATION


     The following table sets forth the pro forma capitalization of the Company
(i) at June 30, 1996, adjusted to give effect to the Merger and to the 80-for-one stock split effected in July, 1996, and (ii) as further adjusted to reflect the issuance and sale by the Company of the 2,400,000 shares of Common Stock offered hereby, and the receipt by the Company of the estimated net proceeds from this offering (after deducting the underwriters' discount and estimated offering expenses payable by the Company).


                                                                                 June 30, 1996
                                                                     --------------------------------------
                                                                     Actual                     As Adjusted

                                                                                 (in thousands)



Long-term debt (1)                                                     $2,794                           $0

Stockholders' equity (2):

  Preferred stock, $0.01 par value, 5,000,000 shares
    authorized; no shares issued and outstanding                            -

  Common stock, $0.001 par value; 20,000,000
    shares authorized; 8,000,000 shares issued and
    outstanding; 10,400,000 shares issued
    and outstanding, as adjusted (3)                                        8                           10

  Additional paid in capital                                               (3)                      27,066

  Accumulated deficit                                                    (383)                        (383)


    Total stockholders' equity                                           (378)                      26,693


Total capitalization                                                   $2,416                      $26,693



(1) Certain stockholders provided a $5 million credit facility (approximately $4.4 million outstanding as of September 1, 1996) to the Company, all due and payable in April 2001. The outstanding principal amount, plus accrued interest will be repaid with a portion of the net proceeds of this offering.


(2) The amounts in the table give effect to the amendment of the Company's certificate of incorporation to increase the number of authorized shares of Common Stock from 110,000 to 20,000,000 and to authorize 5,000,000 shares of preferred stock, and the 80-for-one stock split effective July 16, 1996.


(3) Does not include 1,240,000 shares of Common Stock, consisting of (i) 1,000,000 shares of Common Stock reserved for future issuance under the Company's stock incentive plan and (ii) 240,000 shares of Common Stock reserved for issuance upon the exercise of warrants issued to Furman Selz LLC. See "Management - The 1996 Stock Incentive Plan" and "Underwriting."


                                       14
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

                                    DILUTION


     The net tangible book value of the Company's Common Stock at June 30, 1996, was a negative $1,184,000, or ($0.15) per share of Common Stock. "Net tangible book value" per share is equal to the total tangible assets of the Company reduced by the Company's total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the estimated net proceeds from sale of the 2,400,000 shares of Common Stock offered hereby at $12.50 per share (the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), the net tangible book value of the Company at June 30, 1996, would have been $25.9 million, or $2.49 per share, representing an immediate increase in net tangible book value of $2.64 per share to existing stockholders, and an immediate dilution in net tangible book value of $10.01 per share (or 80.1%) to investors purchasing shares at the assumed initial public offering price ("New Investors"). The following table illustrates the per share dilution to New Investors:


  Assumed initial public offering price per share.............           $12.50


  Net tangible book value per share before this offering......   $(0.15)
                                                                 ------
  Increase in net tangible book value per share
  attributable to New Investors...............................     2.64
                                                                 ------
  As adjusted, net tangible book value per share as of
  June 30, 1996, after this offering .........................             2.49
                                                                         ------
  Dilution in net tangible book value to new investors........           $10.01
                                                                         ======


     If the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share of Common Stock after this offering would be $2.79 per share, which would result in dilution to new investors in this offering of $9.71 (or 77.7%) per share of Common Stock.


     The following table summarizes at June 30, 1996, on a pro forma basis the total consideration paid and the average price paid per share of Common Stock by the existing stockholders and the new investors who purchase pursuant to this offering (before deducting the underwriting discount and the other offering expenses payable by the Company):



                                                                                                         Average
                                       Common Stock Acquired                 Total Consideration         Price
                                       ---------------------                 -------------------         Per
                                         Number      Percent              Amount           Percent       Share
                                       ---------    --------            -----------      ---------       -------
Existing stockholders(1)..........      8,000,000     76.92%                $5,300         0.02%         $0.0007

New investors.....................      2,400,000     23.08%           $30,000,000        99.98%         $12.50

  Total...........................     10,400,000     100.0%           $30,005,300       100.00%


__________
(1) Does not reflect that certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold indebtedness which will be repaid with a portion of the net proceeds of this offering, intend to purchase approximately 440,000 of the shares of Common Stock offered hereby at the initial public offering price, for their respective accounts.




                                       15
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

                            SELECTED FINANCIAL DATA
                     (In thousands, except per share data)


     The following selected financial data as of and for each of the three years in the period ended December 31, 1995, have been derived from financial statements of the Company contained elsewhere herein, which have been audited by Price Waterhouse LLP. The financial data as of and for the years ended December 31, 1991, and 1992, and as of June 30, 1996, and for the six months ended June 30, 1995, for the period from January 1, 1996 to May 1, 1996 and the period from May 2, 1996 to June 30, 1996, have been derived from financial statements of the Company which are unaudited. The unaudited financial data includes all adjustments, which were of a normal recurring nature, that the Company considers necessary to present fairly, in all material respects, the financial position and the results of operations for these periods. Operating results for the period from January 1, 1996 to May 1, 1996 and the period from May 2, 1996 to June 30, 1996, are not indicative of the results that may be expected for the entire year ending December 31, 1996, as the Company anticipates incurring a substantial operating loss for the entire 1996 year. The data should be read in conjunction with the audited financial statements and the unaudited interim financial statements included herein.

     The Company is the successor by merger to Old Alyn. From 1990 to May 1, 1996, Old Alyn conducted its operations as Alyn Corporation, a California corporation, with 2,000,000 shares outstanding as of April 1996. Old Alyn repurchased 200,000 of its shares of Common Stock in April 1996, leaving 1,800,000 shares outstanding. In April 1996, certain prospective investors formed AC Acquisition Corp., a Delaware corporation, in order to facilitate their investment in and loans to Old Alyn, and were issued 53,000 shares of AC Acquisition Corp.'s common stock. In May 1996, Old Alyn was merged into AC Acquisition Corp., and each share of Old Alyn was exchanged for 0.026111 shares of Common Stock of AC Acquisition Corp. (the "Merger"), with 47,000 shares in the aggregate being issued to shareholders of Old Alyn. The name of AC Acquisition Corp. was changed to Alyn Corporation, which had 100,000 shares of common stock issued and outstanding following the Merger. In July 1996, the Company effected an 80-for-one stock split, resulting in 8,000,000 shares being issued and outstanding. The pro forma financial information set forth below presents the Company's results as if the Merger had occurred as of January 1, 1995. See Note (1) below.


                                                                        Old Alyn                                        Alyn
                                          -----------------------------------------------------------------------       ----
                                                                                                         Period
                                                                                                          from         Period
                                                                                            Six Months  January 1,    from May
                                                                                              Ended      1996 to     2, 1996 to
                                                         Years Ended December 31,            June 30,     May 1,      June 30,
                                         ------------------------------------------------   ---------------------    ----------
                                           1991      1992      1993      1994      1995        1995       1996          1996
                                         --------  --------  --------  --------  --------    --------   ---------     --------
Statements of Operations Data:

Net revenue                                $319       $377     $540      $309        $319      $216       $104        $32

Costs and expenses
  Cost of goods sold                        224        273      265        92         203       102         34          7
  General and administrative
      expenses                               39         53      259       352         219        89         53        337
  Selling and marketing                      38         32      114       143          52        10         23         31
  Research and development                   19         19       24       180          79        19          7         19

    Total costs and expenses                320        377      662       767         553       220        117        394

      Operating loss                         (1)         0     (122)     (458)       (234)       (4)       (13)      (362)

Other income (expense), net                   0          0       (3)      (11)        (10)       (6)        (2)       (20)

Loss before provision for income taxes       (1)         0     (125)     (469)       (244)      (10)       (15)      (382)

Provision for income taxes                    1          1        1         1           1         1          1          1

Net loss                                    ($2)       ($1)   ($126)    ($470)      ($245)     ($11)      ($16)     ($383)

Net loss per share (1)                                                                                              ($0.05)

Weighted average common
  shares outstanding (1)                                                                                             8,000

                                                            (cont'd. next page)


                                       16
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





                                                                        Old Alyn                                        Alyn
                                          -----------------------------------------------------------------------       ----
                                                                                                         Period
                                                                                                          from         Period
                                                                                            Six Months  January 1,    from May
                                                                                              Ended      1996 to     2, 1996 to
                                                         Years Ended December 31,            June 30,     May 1,      June 30,
                                         ------------------------------------------------   ---------------------    ----------
                                           1991      1992      1993      1994      1995        1995       1996          1996
                                         --------  --------  --------  --------  --------    --------   ---------     --------
Pro forma net loss (1)                                                              ($322)                ($42)

Pro forma net loss per share (1)                                                   ($0.04)              ($0.01)

Pro forma weighted average common
 shares outstanding (1)                                                             8,000                8,000



Balance Sheet Data:
                                                         Years Ended December 31,                       June 30, 1996
                                         ------------------------------------------------      ---------------------------------
                                           1991      1992      1993      1994      1995         Actual          As Adjusted (2)
                                         --------  --------  --------  --------  --------      ---------       -----------------
Working capital (deficit)                  $152      $145      $ 18     $(133)    $(382)         $1,078             $25,584
Total assets                                178       198       219       193       128           2,650              26,927
Long-term obligations                       128       128       128       128       128           2,794                   0
Total stockholders' equity (deficit)        (27)      (26)      (99)     (245)     (490)           (378)             26,693

_______________
(1) Presented on a pro forma basis to reflect the change of Old Alyn's status for federal income tax purposes from an "S" corporation to a "C" corporation as a result of the Merger. The effect of such change in status was not material. As discussed above, this data reflects the Merger, including the amortization of intangible assets of $77,000 and $26,000 for the year ended December 31, 1995 and the period from January 1, 1996 to May 1, 1996, respectively, and the 80-for-one stock split. See Notes to Financial Statements.

(2) As adjusted to reflect the sale of 2,400,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom in the manner contemplated under the caption "Use of Proceeds" after giving effect to the Merger.




                                       17
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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Selected Financial Data and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

Overview


     Since its inception in 1990, the Company has been engaged in research, development, testing and prototype production of advanced metal matrix composite materials, utilizing proprietary technology for the application of boron carbide in combination with aluminum, under the name Boralyn(R). The Company applied for a patent regarding Boralyn(R) in January 1994, and the patent was granted in January 1996. In the fourth quarter of 1993 and in 1994, the Company sold Boralyn(R) tubes, as well as Boralyn(R) prototype cast parts, with approximately 44% of the Boralyn(R) sales in each of 1993 and 1994 being production tubes for one bicycle manufacturer. In 1995, the Company stopped supplying that manufacturer in order to pursue what it considered to be more promising marketing alternatives. In 1995 and the first six months of 1996, Boralyn(R) sales were primarily the result of prototype orders. The number of prospective customers placing such prototype orders increased in the first half of 1996. As a result, the Company had a backlog, as of June 30, 1996, of approximately $73,000 of prototype orders for Boralyn(R) for delivery in the third and fourth quarters of 1996. There can be no assurance that all or any of these orders will result in revenues. Prior to and during the development of Boralyn(R), the Company operated as a seller of other materials, principally boron carbide and had significant revenues from these products. The Company continues to sell materials as it transitions to a manufacturer of Boralyn(R)-based products. No production revenues for Boralyn(R) have been recognized since late 1994, and none are anticipated prior to the fourth quarter of 1996. For reasons discussed below, the Company does not expect to achieve significant sales of Boralyn(R) prior to 1997, and there can be no assurance that any significant sales will be achieved.


     Historically, the Company has financed its operations from capital and loans provided by existing stockholders and funds generated by operations, and its lack of sufficient working capital until the second quarter of 1996 had limited its ability to pursue its long-term marketing goals. Obtaining the Subordinated Credit Line from new investors in May 1996 allowed the Company, for the first time, to pursue a comprehensive marketing program oriented to long-term sales growth and market penetration. The anticipated reduction in sales of Boralyn(R) in the second and third quarters of 1996 is the result of a termination of active selling efforts at the request of the new investors who simultaneously acquired an equity interest in the Company and provided it with the Subordinated Credit Line in May 1996. Sales efforts were initially suspended while those investors conducted their pre- investment due diligence, particularly relating to the Company's patent position. Following the receipt of the investors' commitments and initial loan proceeds, sales efforts were not resumed while the Company's management prepared a comprehensive business, marketing and manufacturing plan that took into account the working capital made available by the Subordinated Credit Line and the flexibility afforded thereby, including its enhancement of the Company's ability to attract senior management and engineering personnel, as well as the possibility of a public offering of the Company's Common Stock. Sales efforts have now resumed.


     From 1993 through June 30, 1996, the Company recognized approximately $396,000 in total revenues from sales of Boralyn(R). The balance of the Company's revenues through June 30, 1996, resulted primarily from the sale to end-users of boron carbide powder purchased from producers of the powder, and to a lesser extent, from sales of Ceralyn(TM), a silicon nitride matrix composite developed by the Company for use in tool inserts and abrasives. These sales were pursued in order to generate operating cash flow to fund the Company's development and marketing efforts regarding Boralyn(R). The Company was unprofitable through 1995, expects to incur a substantial loss for the full 1996 year as a result of start-up expenses in anticipation of production orders, and may incur additional losses thereafter.


     The following table sets forth the relative contribution of Boralyn(R) and other sources of revenue to total Company revenues since 1993, in thousands of dollars and as a percentage of total revenues:


                                       18
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


                                    Year ended December 31,                  Six Months ended June 30,
                      ---------------------------------------------        ------------------------------
                           1993             1994           1995                1995             1996
                      -------------     -----------     -----------        -------------    -------------
Boralyn(R)            $ 96    17.7%     $109   35.2%    $111   34.8%        $30    13.9%     $80    58.8%

Boron carbide
powders and
other                 $444    82.3%     $200   64.8%    $208   65.2%       $186    86.1%     $56    41.2%

Total revenues        $540   100.0%     $309  100.0%    $319  100.0%       $216   100.0%    $136   100.0%


Results of Operations


Six Months Ended June 30, 1996, Compared to Six Months Ended June 30, 1995

     For purposes of comparison with the six month period ended June 30, 1995, the results of operations for the period from January 1, 1996 through May 1, 1996 and the period from May 2, 1996 through June 30, 1996 have been aggregated.

     Net sales in the six months ended June 30, 1996, decreased 37.0% to $136,000, from $216,000 in the six months ended June 30, 1995. The decrease was primarily the result of the Company's decision, following the grant in January 1996 of the patent for Boralyn(R), to focus its efforts on sales of Boralyn(R), and, in anticipation of receiving additional private financing in the second quarter of 1996, to reduce its efforts to sell boron carbide powders and ceramic products, which it had pursued in the past in order to generate cash. The reduction in such sales was not fully offset by increases in sales of Boralyn(R) prototype products.

     Cost of goods sold decreased 59.8% to $41,000 in the six months ended June 30, 1996, from $102,000 in the comparable period in 1995, reflecting the reduction in revenues in the 1996 period. Cost of goods sold decreased as a percentage of net sales to 30.1% in the six months ended June 30, 1996, from 47.2% in the comparable period in 1995 primarily as a result of the higher percentage of sales of higher margin Boralyn(R) prototype products.

     General and administrative expenses increased 338.2% to $390,000 in the six months ended June 30, 1996, from $89,000 in the comparable period in 1995. As a percentage of net sales, these expenses increased to 286.8% in the six months ended June 30, 1996, from 41.2% in the comparable period in 1995. General and administrative expenses will increase substantially in the several quarters following the quarter ended June 30, 1996 to support anticipated growth in the Company's business activities.

     Selling and marketing expenses increased 440.0% to $54,000 in the six months ended June 30, 1996 from $10,000 in the comparable period in 1995. As a percentage of net sales, these expenses increased to 39.7% in the six months ended June 30, 1996, from 4.6% in the comparable period in 1995. This increase was a result of increased sales and marketing staff and an increase in marketing expenses, primarily printing costs, incurred in renewing marketing efforts for Boralyn(R) products. Such expenses are expected to increase over the several quarters following the quarter ended June 30, 1996, as Boralyn(R)-related marketing and sales activities increase.

     Research and development expenses increased 36.8% to $26,000 in the six months ended June 30, 1996, from $19,000 in the comparable period in 1995. As a percentage of net sales, these expenses increased to 19.1% in the six months ended June 30, 1996, from 8.8% in the comparable period in 1995. This increase was primarily a result of completion of certain contract development programs and the addition of one staff member. The Company expects research and development personnel expenses to increase substantially in the second half of 1996.

     As a result of the foregoing factors, loss before provision for income taxes increased 3,870.0% to $397,000 in the six months ended June 30, 1996, from a loss of $10,000 in the comparable period in 1995.


                                       19
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



Year Ended December 31, 1995, Compared to Year Ended December 31, 1994

     Net sales in the year ended December 31, 1995, increased 3.2% to $319,000 from $309,000 in the year ended December 31, 1994. The increase reflected a slight increase in Boralyn(R) sales, as well as an increase in sales of boron carbide powders and ceramics products.

     Cost of goods sold increased 120.7% to $203,000 in the year ended December 31, 1995, from $92,000 in the prior year. Cost of goods sold increased as a percentage of net sales to 63.6% in 1995 from 29.8% in the prior year. The increase was primarily attributable to the price of boron carbide, which adversely affected the margins on sales of boron carbide powder.

     General and administrative expenses decreased 37.8% to $219,000 in the year ended December 31, 1995, from $352,000 in the prior year. As a percentage of net sales, general and administrative expenses decreased to 68.7% in 1995 from 113.9% in the prior year. The decrease in expenses was primarily a result of expense reduction efforts to conserve cash.

     Selling and marketing expenses decreased 63.6% to $52,000 in the year ended December 31, 1995, from $143,000 in the prior year. As a percentage of net sales, selling and marketing expenses decreased to 16.3% in 1995 from 46.3% in the prior year. The decrease in expenses was primarily a result of a reduction in selling expenses as the Company reduced expenses to conserve cash.

     Research and development expenses decreased 56.1% to $79,000 in the year ended December 31, 1995, from $180,000 in the prior year. As a percentage of net sales, research and development expenses decreased to 24.8% in 1995 from 58.3% in the prior year. The decrease in expenses was primarily a result of the lower level of product development contracts, and a reduction in research and development efforts in order to conserve cash.

     As a result of the foregoing, loss before provision for income taxes decreased 48.0% to $244,000 in the year ended December 31, 1995, from a loss of $469,000 in the prior year.


Year Ended December 31, 1994, Compared to Year Ended December 31, 1993

     Net sales in the year ended December 31, 1994, decreased 42.8% to $309,000 from $540,000 in the year ended December 31, 1993. The decrease was primarily the result of the Company's decision to pursue its long-term strategic goals by focusing its efforts on selling Boralyn(R) tubes for bicycle frames and castable products, rather than rely on sales of lower margin boron carbide powders and ceramics products in order to generate cash. The Company sold common stock during 1994 to finance its activities.

     Cost  of  goods  sold  decreased  65.3%  to  $92,000  in  the  year  ended
December 31, 1994, from $265,000 in the prior year. Cost of goods sold decreased as a percentage of net sales to 29.8% in 1994 from 49.1% in the prior year, primarily a result of the change in the product mix to include a greater proportion of higher margin Boralyn(R) product sales.

     General and administrative expenses increased 35.9% to $352,000 in the year ended December 31, 1994, from $259,000 in the prior year. As a percentage of net sales, general and administrative expenses increased to 113.9% in 1994 from 48.0% in the prior year. The increase was primarily a result of personnel added to assist in new business development and in reviewing the contracts entered into as a result of these efforts.

     Selling and marketing expenses increased 25.4% to $143,000 in the year ended December 31, 1994 from $114,000 in the prior year. As a percentage of net sales, selling and marketing expenses increased to 46.3% in 1994 from 21.1% in the prior year. This increase was primarily a result of the increased marketing of the Company's Boralyn(R) products.


                                       20
C/M:  12156.0001 369440.21

     Research and development expenses increased 650.0% to $180,000 in the year ended December 31, 1994, from $24,000 in the prior year. As a percentage of net sales, research and development expenses increased to 58.3% in 1994 from 4.4% in the prior year. The increase was primarily a result of customer-supplied funds being available for Boralyn(R) product development.

     As a result of the foregoing, loss before provision for income taxes increased 275.2% to a loss of $469,000 in the year ended December 31, 1994, from a loss of $125,000 in the prior year.


Liquidity and Capital Resources


     Historically, the Company has financed its operations from capital and loans provided by existing stockholders and funds generated by operations. At June 30, 1996, the Company's working capital was $1,078,000, compared to working capital deficits of $382,000 and $133,000 at December 31, 1995 and 1994, respectively. Net cash used in investing activities in 1994, 1995 and the first six months of 1996 was $3,000, $4,000, and $43,000, respectively. Cash used in investing activities related primarily to purchases of equipment, furniture, and office equipment. Net cash provided from financing activities from 1994 through May 1, 1996 was limited to $325,000, representing proceeds from the sales of Common Stock in early 1994. Net cash provided from financing activities from May 2, 1996 through June 30, 1996 was $2,666,000, representing proceeds from the Subordinated Credit Line discussed below.

     Inventory levels decreased from $154,000 at December 31, 1994 to $16,000 at December 31, 1995. In 1995, the Company's Boralyn(R) sales were primarily the result of prototype orders. The balance of the revenues resulted primarily from the sale of boron carbide powders and silicon nitride composites, comprising approximately 19,000 pounds of material, activities not anticipated to recur in the future. As the Company sold powders and composites, it purposefully did not replace that inventory in order to manage its limited resources, choosing instead to direct its efforts towards development of its Boralyn(R) products. This inventory management policy has remained consistent. Raw materials are readily available from suppliers.

     The increase of $158,000 in accrued and other current liabilities from 1994 to 1995 was primarily the result of deferred compensation of $94,000 payable to one employee and major shareholder, to be paid at a future date (which was paid in the second quarter of 1996), and a customer advance of $40,000 paid in December 1995 to the Company for contract research and development services which were to be provided in 1996. Other accrued liabilities were for audit fees and outside services. None of these amounts were past due at December 31, 1995 or as of the date of this Prospectus.

     In anticipation of the net proceeds from this offering, the Company has initiated the process of building its infrastructure. Key management, sales and technical staff have been sought and hired. This was made possible as cash became available from the advances under the Subordinated Credit Line. The proceeds of this offering will enable the Company to finance its future growth. See "Use of Proceeds."

     In May 1996, certain new stockholders of the Company provided the Subordinated Credit Line, pursuant to which such stockholders became obligated to loan to the Company on a monthly basis up to an aggregate maximum amount of $5 million, which loans bear interest at the annual rate of 8%. The outstanding principal amount of the Subordinated Credit Line (approximately $4.4 million as of September 1, 1996), plus accrued interest, will be repaid with a portion of the net proceeds of this offering. Certain stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold, or whose affiliates hold, $3.3 million of the indebtedness which will be repaid, intend to purchase at least 440,000 of the shares of Common Stock offered hereby for an aggregate purchase price of approximately $5.0 million (based on the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), for their respective accounts or those of their affiliates or designees.


     The Company currently intends, following this offering, to seek a loan commitment from one or more lenders for a working capital credit facility, subject to satisfaction of such collateral and other requirements as may be

                                       21
C/M:  12156.0001 369440.21
required by the lender. There can be no assurance that any such facility will be obtained. The Company believes that the net proceeds of this offering, together with cash flow from operations, will be sufficient to finance its working and other capital requirements for a period of approximately 24 months from the date of this Prospectus. Pending the aforementioned uses, the net proceeds from this offering will be invested in interest bearing government securities or short-term, investment grade securities.


Inflation

     Inflation has not had a material impact on operating results and the Company does not expect it to have such an impact in the future. There can be no assurance, however, that the Company's business will not be affected by inflation.

                                       22
C/M:  12156.0001 369440.21

                                    BUSINESS

     Alyn designs, develops, manufactures and markets consumer and industrial products utilizing its proprietary advanced metal matrix composite materials, which it believes have a superior combination of physical properties, including strength, light weight, stiffness, hardness and fracture resistance, for a variety of selected markets. The Company has developed technology, for which it obtained a patent in January 1996, for the application of boron carbide in combination with aluminum in lightweight metal matrix composites under the name Boralyn(R). Boron carbide, a principal component of Boralyn(R), is an advanced ceramic that is the third hardest material in the world, and the hardest material available at a commercially reasonable cost. The Company believes that no other material offers a range of properties comparable to those Boralyn(R) provides. Boralyn(R) is lighter and can be more easily fabricated than titanium; has a higher specific stiffness than titanium, aluminum or specialty steel; is one-third the density of many steels; has a hardness and resistance to wear greater than aluminum and comparable to specialty steel and titanium; is more resistant to corrosion than aluminum; is highly fracture resistant; and exhibits minimal resonance over a wide range of rotational speeds. Boralyn(R) is available in a range of grades with varying properties to satisfy specific customer requirements and is easily welded, cast, bent, coated and extruded with conventional equipment and tools. The Company believes that Boralyn(R) is a highly effective replacement for many existing premium-priced metal and composite products, such as those used in high-end sporting goods, high-capacity disks for computer hard disk drives, neutron shielding and other applications.

     The Company is focusing its initial marketing efforts on the use of Boralyn(R) in applications where its unique combination of properties will justify an appropriate price premium. These applications include: (i) high-end sporting goods such as premium-priced golf club heads and shafts, high-end lightweight bicycle frames and components and sports racquets; (ii) disks for computer hard disk drives; and (iii) neutron shielding for both disposal containers and reactor installations.


Development of the Company's Business

     The growth of interest in metal matrix composites is a result of the engineering properties of these composites. Metal matrix composites compare favorably to other materials with respect to weight, stiffness and strength, high temperature capabilities, and low thermal expansion, and can be relatively easily fabricated. Based on independent studies, the Company believes these materials can provide up to 60% savings in weight compared to traditional metallic alloys while still retaining key structural and design properties. They also compare favorably with certain other composite materials, namely polymer-matrix materials that have temperature and strength limitations, are sensitive to moisture and in some cases also release gases or moisture.

     The Company was founded in January 1990 by Robin A. Carden, who had previously been a senior engineer at Ceradyne Inc., a company engaged in advanced ceramics, where he developed civilian applications for advanced ceramics originally developed for military use. At that time, boron carbide technology had recently been declassified by the U.S. Department of Defense. In order to capitalize on the commercial possibilities of a boron carbide/metallic alloy composite structure, under Mr. Carden's direction the Company began to experiment with new techniques for bonding boron carbide to different metals, creating new composite structures. From 1990 through 1993 the Company continued development of metal matrix composites, while purchasing and reselling boron carbide powders in order to generate cash for its Boralyn(R) development efforts. These efforts led to the filing of a patent application in January 1994, first sales of Boralyn(R) bicycle frames, and the grant of a U.S. patent for the "Metal Matrix Compositions and Method of Manufacture Thereof" in January 1996, which covers the initial matrix composites and methods for making them.

     In May 1996, the Company received significant debt financing from its new stockholders, including Kingdon Capital Management Corp. affiliates and Edelson Technology Partners III, enabling the Company to pursue further its Boralyn(R) business. In that same month and in the month thereafter, the Company assembled a senior management team with experience in areas such as operations, manufacturing, research and development and finance and administration. This senior management team has prepared a comprehensive business, marketing and

                                       23
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

manufacturing plan that takes into account the working capital made available by the debt financing as well as the possibility of a public offering of the Company's Common Stock. Following the completion of this offering, the Company intends to add personnel to its marketing, sales and engineering support staff in an effort to sell Boralyn(R) products to those customers who will be able to charge a premium for their Boralyn(R)-based products.

     The following table lists selected customers for Boralyn(R) products as of the date of this Prospectus. Each of the customers identified below has placed an order for prototype Boralyn(R) products for the application listed opposite that customer's name.

                               Selected Customers

      Application                               Customer

High-End Sports Equipment

 Golf Club Heads and/or Shafts     Hillerich & Bradsby Co., Inc. (Power-Bilt)
                                   Nicklaus Golf Equipment Limited
                                   Prince Sports Group, Inc.
                                   Taylor Made Golf Company, Inc.

 Bicycle Frames and/or Components  Campagnolo S.R.L.
                                   Cannondale Corporation
                                   Trek Bicycle Corporation

 Sports Racquets                   Spalding Sports Worldwide, a division of
                                   Spalding & Evenflo Cos.

Neutron Shielding

 Waste Containment                 Framatome S.A.

Other

 Semiconductor Packaging           Motorola, Inc.

 Aerospace/Defense                 Endgate Corporation
                                   Engelhard Corporation
                                   Rosemount Aerospace, a division of
                                   BF Goodrich, Inc.

 Marine                            Power Ski International, Inc.

 Automotive/Motorcycle             Honda R&D North America, Inc.
                                   Maverick Racing

 Assembly Equipment                Cartesian Data, Inc.



Computer Hard Disks

     The Company is producing preliminary sample disk substrates of Boralyn(R) for evaluation by several major disk drive manufacturers. To date, the Company has not received any prototype orders for hard disk substrates.

                                       24
C/M:  12156.0001 369440.21

Company Strategy

     Alyn's objective is to become a leader in advanced metal matrix composite products and establish significant market share and brand awareness for Boralyn(R) in niche markets, such as higher-priced consumer products and specialized uses, where value-added premiums can be obtained. The Company intends to do so by capitalizing on its existing proprietary technology and patented process for producing Boralyn(R) through the direct manufacture and sale of Boralyn(R)-based products to industrial and consumer product manufacturers and distributors, and, to a lesser extent, to producers of military products. The Company believes that its focus on marketing Boralyn(R) for use in higher-priced consumer and commercial products and applications where its properties provide performance advantages will provide it with the best opportunity for meaningful market penetration. The Company has also developed what it believes to be a superior manufacturing process which benefits from the characteristics of Boralyn(R). The Company recently filed a patent application for its soluble core method of manufacturing metal matrix composite die-cast metal structures, which allow for forming complex hollow chambers and passages, often within a one-piece structure, without the need for welding together separate components or other secondary manufacturing processes.

     The Company anticipates commencing production in late 1996 of Boralyn(R) in commercial quantities at its newly leased 48,000 square foot facility in Irvine, California, which is expected to be operational in the fourth quarter of 1996. The new facility will include sintering, casting (including soluble core) and extrusion capabilities. Until production commences at the new facility, production and shipment of Boralyn(R) will continue to be undertaken by unaffiliated subcontractors.


Characteristics of Boralyn(R)

     Boralyn(R) is a new metal matrix composite material with the principal constituents being aluminum and boron carbide. Boralyn(R) compares favorably to other materials with which it will compete in markets selected by the Company, with respect to density, specific strength, specific stiffness, hardness and resistance to wear, fatigue and corrosion resistance, resonance and neutron absorption.

     Density. Boralyn(R) exhibits relatively low density compared to certain alternative materials (see Figure 1). This characteristic contributes to its greater specific strength and greater specific stiffness.

                                    Figure 1
                               [GRAPHIC OMITTED]

                                       25
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

     Specific Strength. Figure 2 indicates the greater specific strength of two grades of Boralyn(R) when compared to titanium alloy, aluminum alloy and specialty steel products with which it will compete in markets selected by the Company. As shown, the specific strength range (dependent somewhat on the grade) of Boralyn(R) is higher by a considerable margin than that of titanium and aluminum. Specific strength is particularly significant in applications such as bicycle components.

                                    Figure 2
                               [GRAPHIC OMITTED]


     Specific Stiffness. Figure 3 indicates the greater specific stiffness of Boralyn(R) when compared to titanium alloy, aluminum alloy and specialty steel. Specific stiffness is particularly significant in applications such as computer hard drive disks and golf club heads.

                                    Figure 3
                               [GRAPHIC OMITTED]





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

     Specific Strength/Specific Stiffness. Figure 4 compares the combination of specific strength and specific stiffness, characteristics that are important for any structure, such as premium-priced golf clubs and high-end bicycle frames and components, where the combination of strength, stiffness and light weight is important. As shown, Boralyn(R) exhibits a significantly superior combination of specific strength and specific stiffness compared to the other competing materials. For many applications, far less Boralyn(R) is required to provide necessary strength and stiffness; conversely, for the same density, Boralyn(R) provides significantly more strength and stiffness than the other competing materials. Other applications such as arrows, baseball bats, sailing masts, and spinnaker poles for boats also benefit from these strength and stiffness advantages.

                                    Figure 4
                               [GRAPHIC OMITTED]

     Hardness and Resistance to Wear. Hardness directly relates to resistance to wear. Boralyn(R) of a grade that can easily be welded, extruded or casted exhibits greater wear resistance than aluminum and wear resistance comparable to alternative materials, and therefore can be used to advantage in applications where high wear resistance is significant, such as in engine blocks, brake discs and pistons.



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     Fatigue  and  Corrosion  Resistance.   Figure  5  shows  a  comparison  of
Boralyn(R) to an aluminum alloy. Boralyn(R), in a 5% salt moist environment, will endure a large number of stress cycles. This property makes Boralyn(R) superior to aluminum alloy for applications in which many stress cycles are encountered, particularly in corrosive environments. Any structural support where stress is applied repeatedly needs high fatigue characteristics. Bicycle frames and components, airplane structures, motorcycle frames, piston rods and satellite supports are some of the applications where high fatigue resistance is necessary, and many of those applications take place in areas characterized by salt and moist atmospheric conditions.




                                    Figure 5
                               [GRAPHIC OMITTED]


     Resonance. Figure 6A shows a comparison of the resonance characteristics of Boralyn(R) compared with glass and aluminum substrates (materials commonly used in computer hard disk drives) over rotational speeds ranging from 1,000 to 10,000 revolutions per minute. As shown by the absence of peaks and valleys, Boralyn(R) disks exhibit minimal resonance over the entire range of rotational speeds. (The downward slope of the line reflecting Boralyn(R) data has no bearing on the measurement of resonance). The lower resonance of Boralyn(R) is of particular advantage in computer hard disk drives, where lower resonance allows for closer head-to-disk distance at higher rotational speeds.



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                                   Figure 6A
                               [GRAPHIC OMITTED]

     Figure 6B shows a magnification of the resonance characteristics of Boralyn(R) over rotational speeds ranging from 7,250 to 10,000 revolutions per minute depicted in Figure 6A above.

                                   Figure 6B
                               [GRAPHIC OMITTED]






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     Neutron   Absorption.    Neutron   absorption   (attenuation)   in   boron
carbide-based materials such as Boralyn(R) is primarily a function of the density (referred to as areal density) and degree of uniformity of distribution (i.e., homogeneity) of boron carbide particles within the material. The absorption is primarily accomplished by the B-10 isotope contained in the boron carbide material. Figure 7A shows the uniformity of the B-10 areal density of four separate samples of Boralyn(R) when measured over five separate positions on each sample during a scanning test, reflected in the flatness and closeness in proximity to each other of the lines. Figure 7B shows the small variations between actual measured boron carbide areal density and the theoretical, or
calculated,   boron  carbide  areal  density,  determined  in  accordance  with engineering standards, as a function of neutron attenuation fraction (the fraction of neutrons that were absorbed), illustrating the predictability of the material in this application. The predictable homogeneity of Boralyn(R)
allows  for  the  design  of  structures  to  customer   requirements   without
incorporating additional material, compared with competing materials that can require as much as 40% additional material to compensate for irregular
distribution   of   neutron-absorbing   particles   (i.e.,   relative  lack  of
homogeneity)  and  therefore  achieve  adequate  levels of uniform  absorption.
Accordingly, Boralyn(R) can produce the same neutron absorbing results as competing materials, but with less Boralyn(R), thereby reducing the weight and cost of the structure.

                                   Figure 7A
                               [GRAPHIC OMITTED]


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                                   Figure 7B
                               [GRAPHIC OMITTED]

     Broad Range of Available Grades. Boralyn(R) is available in various grades depending principally on the aluminum alloy of choice and the percent of boron carbide that is included. A specific grade can be matched to a specific application where a specific property or properties are to be highlighted. For example, in aerospace applications, where thermal expansion is a problem due to the extremes of the environment, the percentage of boron carbide can be increased to lower the thermal expansion; for transducers, the electrical resistivity can be lowered by decreasing the boron carbide to a few percent; for better wearability of tools, 20% to 25% boron carbide can be used for harder surfaces; for higher corrosion resistance, corrosion-resistant materials can be added.

     Ease of Fabrication. In addition to the properties described above, Boralyn(R) also has excellent brazing and welding capabilities, can be easily extruded and wrought and can be used in a variety of casting processes. The Company has also developed what it believes to be a superior manufacturing process that benefits from the characteristics of Boralyn(R). The Company recently filed a patent application for its soluble core method of manufacturing metal matrix composite die-cast metal structures, which allows for forming complex hollow chambers and passages, often within a one-piece structure, without the need for welding together separate components or other secondary manufacturing processes.

     Independent Third Party Testing. Many of the Company's claims with respect to the physical characteristics of Boralyn(R) have been subjected to, and were verified and supported by, studies and testing, performed by independent third parties, including testing by: (i) the Department of Chemical Engineering and Materials Science of the University of California, Irvine, of its specific strength, homogeneity, hardness, density and specific stiffness; (ii) Corning Incorporated CELS - Laboratory Services, of its chemical composition; (iii) the University of Michigan's Nuclear Reactor Laboratory of its neutron radiation absorption characteristics; (iv) THoT Technologies, Inc. of its minimal resonance through a wide range of computer hard disk drive rotational speeds; and (v) Golf Laboratories, Inc. of its effect on the driving distance achieved by a golf club head.



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

Products and Applications

     The Company is focusing its initial marketing efforts on the use of Boralyn(R) in applications where its unique combination of properties will justify an appropriate price premium. These applications include the following:

     High-end Sporting Goods. The Company has targeted premium-priced golf club heads and shafts and high- end lightweight bicycle frames and components as a primary market for Boralyn(R)-based products.

     Golf Club Heads and Shafts. The U.S. wholesale market for premium-priced golf clubs was estimated by industry sources to be approximately $890 million in 1994, reflecting a 23% increase over the prior year. The Company has produced or is producing prototype golf club heads for Nicklaus Golf Equipment Limited, Hillerich & Bradsby Co., Inc. (Power-Bilt), Prince Sports Group, Inc. and Taylor Made Golf Company, Inc., each a golf club producer, including pre-tooling versions based on production molds customized for Boralyn(R) composite heads. The Company believes that production and customer approval of pre-tooling versions of golf clubs based on customized molds is usually the final step before receipt of a definitive production order. The Company is actively engaged in negotiations with each of the named prospective customers that it believes may lead, by late 1996, to production orders for delivery in 1997, although there can be no assurance that any production orders will be obtained. The Company believes that the higher specific stiffness, higher specific strength and ease of fabrication of Boralyn(R), compared with titanium, allow the design and manufacture of golf club heads with a larger "sweet spot" and better mass distribution compared with titanium heads, thus yielding what golfers term a "more forgiving" golf club. In an independent third-party's comparison test against two premium-priced titanium golf club heads, a Boralyn(R) golf club head drove the ball longer distances. The higher specific stiffness of Boralyn(R) compared with graphite composite, a commonly used golf club shaft material, also should permit stiffer shafts to be made with Boralyn(R).

     Bicycle Components and Frames. The U.S. retail market for bicycles, bicycle components and related products and services was estimated by industry sources to be approximately $5 billion in 1994. The Company believes that approximately 220,000 premium-priced (over $600 at retail) bicycles were sold in 1995. The Company has received orders for prototype components or frames from Campagnolo S.R.L., Cannondale Corporation and Trek Bicycle Corporation, each a leading manufacturer of bicycle components and/or frames. The higher specific strength and specific stiffness of Boralyn(R) compared to aluminum and specialty steel allows for the production of lighter bicycle components and frames with no decrease in strength or stiffness, or if weight is not a dominant consideration, for stiffer components and frames with no increase in weight. These characteristics improve riding efficiency.

     Other potential sporting goods applications where strength and stiffness are important include tennis and other sports racquets, baseball bats and arrows. The Company has received orders from Spalding Sports Worldwide, Inc., a division of Spalding & Evenflo Cos., Inc. for prototype racquetball and tennis racquets.


     Computer Hard Disks. The U.S. wholesale market for computer hard disk substrates was estimated by industry sources to be approximately 247 million units in 1996. The Company believes that disks for high- speed, high-capacity drives, which the Company is targeting in its marketing efforts, represent between 5% and 10% of the total market. The Company has produced preliminary sample disk substrates of Boralyn(R) for evaluation by several major disk drive manufacturers. Unlike conventional aluminum and glass substrates currently in use as disks in computer hard drives, Boralyn(R) disks exhibit minimal resonance over the entire range of rotational speeds, from initial spin-up to current maximum speeds, as well as at substantially higher rotational speeds. Lower resonance disks will permit hard disk drives to be designed for closer head-to-disk distances and higher rotational speeds, characteristics that will allow for greater storage capabilities and faster data transfer rates. In order to realize the benefits of Boralyn(R), hard disk drive manufacturers will have to modify existing hard disk drive designs, and such modifications may be substantial. The Company believes that hard disk drive manufacturers will be motivated to modify or introduce new hard disk drive designs only after a substantial testing period and significant marketing efforts by the Company. The Company expects to


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

incur substantial expenses in connection with those testing and marketing efforts, and anticipates ultimately that disks based on Boralyn(R) will be accepted by hard disk drive manufacturers, if at all, only if such disks can be demonstrated to have superior characteristics and can be offered at competitive prices. Further, the Company expects that use of disks based on Boralyn(R) will commence with, and could be limited to, high-end computer hard disk drives, which constitute a small but significant percentage of the current market for computer hard disks. The Company does not anticipate production orders for hard disk applications prior to the second half of 1997, as a result of stringent testing requirements, substantial marketing efforts and the redesign of computer hard disk drives by disk drive manufacturers that would be necessary to realize the benefits of disks based on Boralyn(R), and there can be no assurance that any production orders will be obtained.

     Neutron Shielding. Materials traditionally used for neutron absorption in nuclear reactors and disposal containers for radioactive products and waste require a separate neutron-absorbing material such as boron carbide, encased in layers of metallic alloy such as aluminum supported by steel, in order to provide stiffness and structural integrity. The metal matrix structure of Boralyn(R), combined with its boron carbide ingredients, provides acceptable neutron absorption characteristics as well as stiffness in an homogeneous, single structure, with advantages in ease of use and fabrication. The Company has received small initial orders from Framatome S.A., a major nuclear plant construction company based in France, for prototype disposal containers. The Company does not anticipate production orders for neutron shielding applications prior to the second half of 1997, and there can be no assurance that any production orders will be obtained.

     Other potential applications. Other potential applications of Boralyn(R) include its use in automotive and motorcycle components, where the Company is producing prototype motorcycle brake drums for Honda R&D North America, Inc. and connecting rods for Maverick Racing; marine applications, where the Company is producing prototype drive shafts for Power Ski International Inc.; structural components for aircraft, where the Company is producing prototype sensor housings for Rosemount Aerospace, a division of BF Goodrich, Inc., and prototype thin foil structures for Engelhard Corporation; semiconductors, where the Company is producing prototype semiconductor packaging for Motorola, Inc.; satellite components, where the Company is producing samples for Endgate Corporation; and armor for government and military vehicles and for personal protection.


Marketing and Customer Support

     To date, most of the Company's prototype orders have been the result of unsolicited inquiries from prospective customers. The Company intends to achieve market penetration in selected markets through a multi-step process usually consisting of initial discussions of the application highlighting the advantages of Boralyn(R), an engineering and marketing evaluation by the prospective customer of sample material and demonstration products, appropriate agreements allowing the customer to use and market Boralyn(R) in the relevant application and market and, finally, a production program where appropriate expenditures are made on tooling, equipment and quality control necessary to fulfill market requirements. The Company intends to sell primarily to OEM customers, with distribution from the Company manufacturing site to customer facilities.

     The Company anticipates incurring increased expenditures in connection with its marketing activities in the next two years, and has allocated a substantial portion of the net proceeds of this offering to fund those activities. See "Use of Proceeds." The existing sales staff on June 30, 1996, of two persons is expected to increase to approximately ten persons by the end of 1997. The Company's marketing activities are also expected to include substantial applications engineering support to assist in the development of products for specific customers and markets, evaluation of Boralyn(R) by institutions that specialize in technology and/or markets of this type, development of appropriate sales materials such as specification sheets and corporate brochures, and promotion through appearances at selected trade shows and selective advertising in journals and the trade press. For example, the Company will exhibit Boralyn(R) bicycle components and frames at the annual Interbike Exhibition in Las Vegas, Nevada in September 1996. These activities, if successful, may not result in proportional or any revenue increases in the same period in which those activities occur. The

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

     Company's marketing activities will initially focus on prospective customers in the United States, but it is anticipated that international efforts will develop within the next 18 months. However, in view of the anticipated concentration outside the United States, and particularly in
Europe,  of  prospective  customers  for  neutron  shielding   applications  of
Boralyn(R), the Company believes that it may be required to focus on international marketing efforts in order to obtain any significant production orders for such applications.


Patents and Trademarks

     The Company believes that protection of its proprietary technology and know-how is important to the development of its business. It seeks to protect its interests through a combination of patent protection and confidentiality agreements with key employees, as well as by limiting the availability of certain critical information to a small number of key employees.


     The Company intends to pursue a vigorous patent application program in the United States and abroad. The Company has obtained one United States patent (No. 5,486,223, issued to Robin A. Carden in January 1996, and which expires in January 2014), that it believes provides protection for its proprietary Boralyn(R) technology and contains claims that cover the use of Boralyn(R), particularly in high-end sporting goods, as well as in certain other markets targeted by the Company. The Company has also filed additional patent applications, including divisional patent applications and continuation-in-part applications that stem from the Company's original patent application. The divisional patent applications relate to methods of fabricating Boralyn(R) and to bicycle frames that were disclosed in the original patent application. The continuation-in-part patent applications expand the scope of the claims in the original patent, and cover the Company's processes of fabricating Boralyn(R). Divisional patent applications and continuation-in-part patent applications generally are likely to complete the U.S. Patent Office review process on an expedited basis and, with respect to claims having a common subject matter with those in the original patent, are entitled to the date of filing of the original patent for purposes of considering patentability. The divisional patent application relating to bicycle frames was filed in September 1995 and was allowed in June 1996, but there can be no assurance that the Company's other pending divisional patent and continuation-in-part applications will receive expedited review. New patent applications recently filed by the Company cover (i) application of Boralyn(R) in neutron shielding, (ii) application of Boralyn(R) in computer hard disk drives and (iii) a new soluble core manufacturing method for Boralyn(R)-based structures. The Company is not aware of any reason why its pending applications should not be granted with claims that will provide coverage and, therefore, adequate protection for its anticipated business activities, although there can be no assurance in that regard.


     There can be no assurance that the Company's existing patent and the divisional patent application that was allowed, or any other patents that may be granted, will be valid and enforceable or provide the Company with meaningful protection from competitors. There also can be no assurance that any pending patent application will issue as a patent or that any claim thereof will provide protection against infringement. If the Company's present or future patent rights are ineffective in protecting the Company against infringement, the Company's marketing efforts and future revenues could be materially and adversely affected. Moreover, if a competitor were to infringe the Company's patent, the costs of enforcing the Company's patent rights may be substantial or even prohibitive. The Company currently has only limited patent protection for its technology outside the United States, and may be unable to obtain even limited protection for its proprietary technology in certain foreign countries. See "Risk Factors-Dependence on Patents."

     The Company believes that its current and anticipated business does not infringe on any patent owned by others, although there can also be no assurance that the Company's products will not infringe the patent rights of others or that it will not be forced to expend substantial funds to defend against infringement claims of, or to obtain licenses from, third parties.



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Research and Development

     The Company  continuously  engages in the  development of new products and improvements to its existing formulations and will maintain laboratory facilities for these purposes as well as a network of outside independent test laboratories and specialty subcontractors. The Company's past research and development effort was focused on various applications for cast, soluble-core and extruded Boralyn(R) products, and the tooling and methods for product production, and the formulation of other metal matrix composites using magnesium and titanium. It is expected that formulations and techniques will continue to be developed and refined through empirical tests and prototype development. The Company expects that it will devote substantial resources to research and development efforts. The costs of those efforts will be recorded for accounting purposes as expenses as they are incurred, notwithstanding that the benefits, if any, from the Company's research and development efforts (in the form of increased revenues or decreased product costs) may not be reflected in the Company's operating results, if at all, until subsequent periods.


Manufacturing and Supply

     Raw materials used by Alyn are principally aluminum and boron carbide. The Company presently purchases boron carbide from a limited number of suppliers, including one supplier that provides approximately 50% of the Company's present requirements. Although the Company believes that boron carbide is readily available from other suppliers, there can be no assurance that the Company will be able to continue to obtain desired quantities of boron carbide on a timely basis at prices and terms deemed reasonable by the Company. Alyn's other principal raw material, aluminum, is available from several domestic suppliers and the Company is not dependent on the availability of supplies from any other single source.

     Unlike a number of other metal-matrix composites, Boralyn(R) is not made through a molten process. Instead of adding boron carbide powder into the molten base metal alloy, the various powdered elements are blended dry and mixed uniformly to avoid stratification and settling. After the particulates have sufficiently mixed, they are directed into a die and then into a cylindrical container, where the particulates are subjected to up to 85,000 pounds per square inch (psi) of pressure, transforming the elements into a solid ingot. These Boralyn(R) ingots are used for casting and to extrude forms such as plates and tubes for use in various consumer products and other end uses.

     The Company monitors the quality of its products that are produced by subcontractors by frequent tests and material certification, and intends to maintain a strict internal quality control system to monitor the quality of production at its renovated facility. The quality control laboratory is expected to be capable of conducting both physical and chemical testing. The Company also maintains product liability insurance at levels it believes to be adequate.

     The Company intends to maintain a sufficient inventory of raw materials and finished Boralyn(R) in the on- site warehouse that will occupy part of its newly-leased facility, which is expected to be ready for inventory storage by October 1996. Finished inventory generally is expected to be warehoused for distribution by commercial trucking throughout the United States at the Company's plant, but products produced for third parties are likely to be immediately released to third party warehouses and not remain at the Company's plant.


Government Regulation

     The Company's manufacturing and packaging operations will be subject to a wide range of federal, state and local regulations, including the discharge, handling and disposal of hazardous wastes regulations contained in the environmental laws and the plant and laboratory safety requirements of various occupational safety and health laws that are applicable to all the Company's facilities and operations.


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     The Company believes it has complied in all material  respects with regard to governmental regulations applicable to it. To date, those regulations have not materially restricted or impeded the Company's operations.


Competition

     The materials industry is highly competitive. The Company competes in its chosen markets against several larger multi-national companies, all of which are well-established in those markets and have substantially greater financial and other resources than those of the Company. Competitive market conditions could adversely affect the Company's results of operations if it were required to reduce product prices to remain competitive or were unable to achieve significant sales of its products.

     In the golf club market, the Company competes primarily with titanium, used widely today in premium- priced golf club heads, with the base material being supplied by companies such as RMI Titanium Company, Tremont Industries, Inc., and Titanium Metals Corporation of America (Timet), and with clubs produced by CoastCast and Sturm Ruger. In the premium-priced bicycle market, the current market uses titanium, aluminum alloys, and other materials supplied by companies such as The Aluminum Corporation of America (Alcoa), Reynolds Metals Co., Easton Aluminum, Inc., Sandvik Steel Co. and Oregon Metallurgical Corporation (Oremet Titanium). In the computer disk drive market, the disks currently being used are made from aluminum supplied by Alcoa and other suppliers. For neutron shielding, current disposal containers typically use Boral, a material supplied by AAR Brook & Perkins.


Personnel


     The Company employed 19 persons as of September 1, 1996, including three Company executive officers, six manufacturing personnel and five persons engaged in sales and marketing activities. None of the Company's employees is a member of a labor union. The Company considers its relationship with its employees to be good. The Company anticipates hiring approximately 12 additional manufacturing, four additional research and product development and three additional sales and marketing personnel during the remainder of 1996.



Facilities

     The Company leases its new facility in Irvine, California, under a five-year lease entered into in June 1996 and expiring in August 2001, with a five-year renewal option. The 48,000 square foot, primarily single story facility, to be available in September 1996, is located on a three-acre site at 16761 Hale Avenue in Irvine in an industrial park with close proximity to truck, rail and air (John Wayne Airport, a major regional airport in Orange County) connections and a highly trained labor pool. Of the total 48,000 square foot area of the facility, approximately 10,000 square feet will be for office space and approximately 38,000 square feet will be for manufacturing operations dedicated to Boralyn(R) ingot manufacturing, including powder consolidation and sintering (approximately 10,000 square feet), extrusion of tubes and other shapes (approximately 8,000 square feet), die casting (approximately 8,000 square feet), and secondary processes and warehousing.

     Commencement of manufacturing operations at the new facility, expected in late 1996, is dependent on obtaining various local permits and approvals. The Company does not presently anticipate that any of the required permits and approvals will not be obtained on a timely basis. However, there can be no assurance in this regard, and a delay in or failure to obtain the required permits could adversely affect the Company's operations.

     The facility is designed for expansion of capacity to match future needs over the next several years, with additional warehousing to be leased at a nearby location, if required. There can be no assurance that these

                                       36
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

facilities will be adequate for all of the Company's future fabrication requirement, or, alternatively, that the Company will be able to fully utilize the capacity of its new facility. The Company believes the new facility will be adequate for its contemplated needs.


Litigation

     There are no material legal proceedings pending or, to the Company's best knowledge, threatened against the Company. Based on certain correspondence described below, however, the Company believes that litigation against the Company may be under contemplation by Lynx Golf, Inc. ("Lynx"), a subsidiary of Zurn Industries, Inc.

     In late August 1995, the Company commenced activities related to the development for Lynx of a prototype golf club head using Boralyn(R). This marked the Company's first adaptation of Boralyn(R) for golf club heads. When Lynx determined in December 1995 that tooling delays were being experienced by the independent die casting company engaged by Lynx to produce the developmental club heads to its specifications, Lynx advised the Company to cease further work. By that time, prototype Boralyn(R) golf club heads had been produced and delivered to a golf professional sponsored by Lynx, Mr. Fred Couples. The Company did not hear further from Lynx until April 10, 1996, when it received from Lynx a draft proposed contract that provided, among other things, for Lynx to have exclusive rights to the use of Boralyn(R) in the golf industry. Otherwise than with respect to the limited developmental activities that had been performed prior to December 1995, there was no prior contract between the parties. The Company rejected Lynx's proposed contract and offered a counterproposal that provided for non-exclusivity. Lynx did not respond to that counterproposal. On May 24, 1996, however, the Company's counsel received a letter, dated May 17, 1996, from Lynx's counsel alleging that Lynx had been misled as to Boralyn(R)'s properties and capabilities, but demanding nevertheless that the Company grant Lynx the exclusive contract it had proposed on April 10. The Company commenced a review of its patents and processes in response to the May 17 letter, utilizing the services of new, independent patent counsel and an outside testing laboratory (see "Business-Characteristics of Boralyn(R)"). Subsequently, the Company's counsel contacted Lynx's counsel and advised Lynx's counsel that the Company rejected Lynx's contentions and urged, instead, that the parties resume negotiations for the purpose of entering into a fair and reasonable agreement. On May 30, Lynx's counsel notified the Company's counsel that Lynx was withdrawing its May 17 letter and wished to resume negotiations.


     Despite the Company's attempts to resume negotiations with Lynx, the parties did not meet further and, on June 28, 1996, Lynx's counsel sent the Company's counsel a letter to the effect that Lynx was of the view that it had suffered damages of approximately $10 million as a result of the matters first referred to in the May 17 letter. Of that amount, Lynx claimed approximately $200,000 was for out-of-pocket expenses related to tooling and other golf club developmental activities, including approximately $84,000 for one unpublished advertisement, and approximately $9.8 million was for the loss of anticipated profits from future sales of products. Lynx's counsel offered to settle the entire matter for a $5 million payment at that time. Following various communications between counsel on July 19, 1996, counsel for Lynx advised that his client had authorized action to be taken unless the Company presented a written offer for a cash settlement by July 23, 1996. On July 23, the Company informed Lynx that Lynx's claims were without basis and that the Company would not offer any settlement. At the same time, the Company formally terminated communications with Lynx. In August 1996, ownership of Lynx was sold to a new group of investors. There have been no further communications from or to Lynx, its new owners or its counsel since July 1996.


     Each correspondence from Lynx's counsel to the Company's counsel was accompanied by a notation to the effect that its contents were included solely for the purpose of "settlement and compromise in regard to pending and/or otherwise likely litigation" and were not to be disclosed to any third person. Telephonically, Lynx's counsel advised the Company's counsel that the foregoing correspondence was not intended to rise to the level of a threatened claim requiring financial statement or other disclosure and that, in the view of Lynx's counsel, such disclosure was not required. The Company believes, however, that disclosure of the foregoing should be made available to prospective investors in this offering.

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



     The Company believes, and has advised both Lynx and its former corporate parent, that Lynx's contentions are totally without merit and that the Company will defend itself vigorously against such contentions should they be brought in the form of a legal action. If Lynx were to commence litigation against the Company, the cost to the Company of defending such litigation might be material. There can be no assurance that the Company would ultimately prevail in any such proceedings or that the outcome of such proceedings would not have a materially adverse effect on the Company and its future results of operations or financial condition.


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


                                   MANAGEMENT

Executive Officers and Directors

    The executive officers and directors of the Company are as follows:


          Name         Age                     Position
          ----         ---                     --------
Robin A. Carden.......  38   President, Chief Executive Officer and a Director
Walter R. Menetrey....  62   Executive Vice President, Chief Operating Officer
                             and a Director
Phillip R. Gustavson..  52   Vice President, Finance and Administration
Harry Edelson.........  59   Director
Michael Markbreiter...  34   Director
Udi Toledano..........  46   Director



     The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

     Robin A. Carden is the founder of the Company and has been the President, Chief Executive Officer and a Director since its formation in 1990. Prior to 1990, Mr. Carden was employed by Ceradyne Inc., a company engaged in the development and production of advanced ceramics products, as Senior Sales
Engineer, and was engaged in developing civilian applications for advanced ceramics products originally developed for military use. Mr. Carden graduated from Long Beach State University with a Bachelor of Science degree. A number of United States patents have been issued to Mr. Carden.

     Walter R. Menetrey has been the Executive Vice President, Chief Operating Officer and a Director of the Company since May 1996. From August 1992 to April 1996, he worked as an independent management consultant to numerous companies engaged in, among other things, the security and software industries. From April 1988 to July 1992, Mr. Menetrey was Chief Executive Officer of Meret,
Inc., a company engaged in the manufacture and sale of fibre optics communication equipment. From February 1987 to May 1988, he was Chief Executive Officer of Cambrian Systems, Inc., a company engaged in disk drive test equipment manufacture. From March 1985 to December 1986, Mr. Menetrey was President of Applied Circuit Technology, a company engaged in disk drive test equipment manufacture. Prior to 1985, he was employed with Xerox Corp., most recently as a principal of Xerox Development Corp. In July 1995, Mr. Menetrey filed for personal bankruptcy under Chapter 7 of the Bankruptcy Code, and Mr. Menetrey was granted a discharge of the claims of certain creditors pursuant to
Section 727 of the Bankruptcy Code in November 1995. Mr. Menetrey received a Bachelor of Science degree in Physics and a Master of Science degree in Electrical Engineering from the California Institute of Technology.

     Phillip R. Gustavson has been the Vice President, Finance and Administration, of the Company since June 1996. From March 1995 to June 1996, Mr. Gustavson was the Corporate Controller for PIA Merchandising, Co., Inc., a public company engaged in the retail merchandising services industry. From March 1993 to December 1994, he was the Chief Financial and Administrative Officer of Aztec Toys, Inc., a toy manufacturing company. From March 1990 to September 1992, he was the Vice President (Finance and Administration) of Geneva Capital Markets, Inc., a private investment company. From March 1988 to March 1990, Mr. Gustavson was the Assistant Corporate Controller of Mattel, Inc., a toy manufacturing company. From April 1982 to December 1987, he was Vice President of Finance of Tungsten Carbide Mfg., a division of Smith International, Inc., a company engaged in the manufacturing of oil field equipment. From 1974 to 1982, he was a Senior Audit Manager at Price Waterhouse LLP. Mr. Gustavson is a Certified Public Accountant.


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

     Harry Edelson has been a Director of the Company since May 1996. Mr. Edelson has been the Managing Partner of Edelson Technology Partners, a venture capital fund that is an affiliate of Edelson Technology Partners III, a principal stockholder of the Company, for more than ten years. Edelson
Technology  Partners  and its  related  funds  have  invested  in more  than 70 companies involved in a wide range of technologies, including telecommunications, computers, semiconductors, specialty chemicals, environmental and publishing, with a focus on funding technologies that could assist its corporate partners. Mr. Edelson was a financial analyst for over 12 years, covering technology companies for Merrill Lynch & Co., Drexel Burnham Lambert and First Boston Corporation. He has consulted for dozens of companies and is a frequent speaker and contributor to leading business magazines in Europe, Asia and the United States.

     Michael Markbreiter has been a Director of the Company since May 1996. Since August 1995, Mr. Markbreiter has been a portfolio manager for private equity investments for Kingdon Capital Management Corp., a manager of investment funds. In April 1994, he co-founded Ram Investment Corp., a venture capital company. From March 1993 to March 1994, he served as a portfolio manager for Kingdon Capital Management Corp. From December 1989 to February 1993, he worked as an analyst at Alliance Capital Management Corp. From July 1983 to September 1989, he worked as Executive Editor for Arts of Asia magazine. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering.

     Udi  Toledano  has been a  Director  of the  Company  since May 1996.  Mr.
Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. Prior to that he was the President of CR Capital Inc., a private investment company, for more than five years. He has been an advisor to various public and private corporations, none of which competes with the Company. Since May 1996, Mr. Toledano has been a Director of HumaScan Inc., a medical device company, and since April 1995, he has been a Director of Global Pharmaceutical Corporation, a public generic pharmaceutical manufacturing company. Since July 1994, Mr. Toledano has been a Director of Universal Stainless & Alloy Products, Inc., a public specialty steel producing company, and since January 1993, he has been a Director of Pudgie's Chicken, Inc., a public national fast food chain.


     All Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Messrs. Carden, Edelson and Toledano were elected as Directors of the Company pursuant to the terms of a Stockholders' Agreement, dated as of May 1, 1996 (the "Stockholders' Agreement"), by and among the Company and certain stockholders of the Company. The voting arrangements in the Stockholders' Agreement will terminate upon the consummation of this offering.



Committees of the Board of Directors

     The Executive Committee, established in June 1996, currently consists of Messrs. Carden (Chairman), Markbreiter and Toledano. The Executive Committee has all of the powers of the Company's Board of Directors except that it is not authorized to amend the Company's Certificate of Incorporation, declare any dividends or issue shares of the capital stock of the Company.

     The Audit Committee, also established in June 1996, currently consists of Messrs. Edelson (Chairman), Markbreiter and Toledano. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of the annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

     The Compensation Committee, also established in June 1996, currently consists of Messrs. Toledano (Chairman), Carden and Markbreiter. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Company's stock option plans. See "Management - The 1996 Stock Incentive Plan."

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



Key Employees

     Thomas Flessner, age 49, has been the Director of Casting of the Company since June 1996. From March 1995 to June 1996, he was an Engineering Manager for Allied Die Casting of North Carolina, responsible for product engineering. From April 1990 to February 1995, he was Chief Engineer for Puget Cast Products, responsible for product engineering. From March 1988 to April 1990, he was a Senior Die Casting Engineer for Dycast Inc., responsible for product and tooling development. Mr. Flessner received a Bachelor of Science degree in Mechanical Engineering from the University of Illinois.

     William C. Harrigan, Jr., Ph.D., age 52, has been the Director of Research and Development of the Company since June 1996. From May 1995 to June 1996, he was the President of MMC Engineering, Inc., and was responsible for developing production applications for metal matrix composites. From February 1993 to April 1995, he was the Vice President (Technology) of Pacific Metal Craft,
Inc., and was responsible for product development. From mid-1977 to January 1993, he was the General Manager (Technology) of DWA Composite Specialties, Inc., and was responsible for research and development and production. Dr. Harrigan received a Bachelor of Science degree in Metallurgical Engineering from the University of Notre Dame and a Master of Science degree and Ph.D. in Materials Science from Stanford University.

     Tom Miller, age 45, has entered in an employment agreement to be the Director of Marketing and Sales of the Company commencing August 12, 1996. From June 1991 to July 1996, he was the Director of Business Development for Premier Services Corp., responsible for identifying market opportunities, product development, business planning and implementation. From August 1986 to March 1991, he was the President of Industrial Insulations, Inc., a company engaged in supplying insulation materials. From November 1977 to July 1985, he was the founder and President of Industrial Furnace Services, Inc., a company engaged in the design and manufacture of furnaces. Mr. Miller received a Bachelor of Science degree in Industrial Engineering from Fenn College of Engineering and a Master of Science degree in Industrial Engineering from Cleveland State University.

     Raymond Lee Stanish, age 46, has been the Director of Manufacturing of the Company since June 1996. From June 1995 to June 1996, he was a Vice President at MMC Engineering, Inc. From August 1993 to June 1995, he was the Manager of Composite Manufacturing for Pacific Metal Craft, Inc., responsible for product manufacturing. From June 1980 to June 1993, he was a Product/Program Manager for DWA Composite Specialties, Inc., responsible for supervising the production of all forms of metal matrix composites.


Executive Compensation

     The table below summarizes the compensation received by the Company's Chief Executive Officer for each of the Company's last three completed fiscal years. No other executive officer of the Company received any compensation during that period, nor were any grants or exercises of stock options made during the fiscal year ended December 31, 1995.


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

                                            Summary Compensation Table


                                                           Annual Compensation            Number of
                                                   ----------------------------------    Securities
                                                                         Other Annual     Underlying    All Other
Name and Principal Position              Year       Salary      Bonus    Compensation      Options    Compensation
- ---------------------------              ----      -------      -----    ------------    -----------  ------------
Robin A. Carden                          1995      $40,348       -            -              ___          ___
  President and Chief Executive          1994      $76,328       -            -              ___          ___
  Officer..........................      1993      $15,550       -            -              ___          ___





     Employment Agreements. Robin A. Carden has entered into a three-year employment agreement with the Company in the positions of President and Chief Executive Officer, commencing May 1, 1996. Subject to the provisions for termination provided therein, the term of Mr. Carden's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial three-year term and for successive one-year terms thereafter for a maximum of 10 years. The employment agreement provides that Mr. Carden's annual base salary shall be determined by the Board of Directors, but in no event shall such annual salary be less than $150,000, which amount shall be increased annually in an amount equal to at least the annual Consumer Price Index. In addition to his base salary, Mr. Carden is entitled to a bonus and a customary benefits package. The employment agreement prohibits Mr. Carden from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.


     Each of Walter R. Menetrey, Phillip R. Gustavson, Thomas Flessner, William C. Harrigan, Jr., Tom Miller and Raymond Lee Stanish has entered into a two-year employment agreement with the Company for the position of Chief Operating Officer, Vice President, Finance and Administration, Director of Casting, Director of Research and Development, Director of Marketing and Sales and Director of Manufacturing, respectively. Subject to the termination provisions provided therein, Mr. Menetrey's, Mr. Gustavson's, Mr. Flessner's, Dr. Harrigan's, Mr. Miller's and Mr. Stanish's employment agreements shall automatically be renewed for a one-year term after the expiration of the initial two-year term and for successive one-year terms thereafter. Mr.
Menetrey's, Mr. Gustavson's, Mr. Flessner's, Dr. Harrigan's, Mr. Miller's and Mr. Stanish's employment agreements provide for an annual base salary to be determined by management (or, in the case of Mr. Menetrey, by the Board of Directors), but in no event shall such annual salary be less than $100,000, $95,000, $100,000, $95,000, $100,000 and $85,000, respectively. In addition to an annual  base  salary,  Mr.  Menetrey's,  Mr.  Gustavson's,  Mr.  Flessner's,
Dr. Harrigan's, Mr. Miller's and Mr. Stanish's employment agreements provide for a bonus and a customary benefits package. In the event that the Company terminates the respective employment agreement without cause, Mr. Menetrey, Mr. Gustavson, Mr. Flessner, Dr. Harrigan, Mr. Miller and Mr. Stanish would be entitled to receive their base salary and benefits until the earlier of (i) the expiration of the then current term of the respective employment agreement without any further extensions and (ii) the date which is three months (or, in the case of Mr. Menetrey, six months) after the termination date. Each of the employment agreements of Mr. Menetrey, Mr. Gustavson, Mr. Flessner, Dr. Harrigan, Mr. Miller and Mr. Stanish prohibits the employee from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.


The 1996 Stock Incentive Plan

     The Company's 1996 Stock Incentive Plan (the "1996 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in July 1996 for the purpose of securing for the Company and its stockholders the benefits of ownership of Company stock options by non-employee Directors, and by officers and other key employees (the "Key Employees") of the Company (and any subsidiary corporations) who are expected to contribute materially to the Company's future growth and success. No shares of Common Stock have been issued under the 1996 Plan. No award may be granted under the 1996 Plan after June 30, 2006.


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

     Under the 1996 Plan, the Company may grant options with respect to a maximum of 1,000,000 shares of Common Stock ("Options"). It is anticipated that on the effective date of this offering options with respect to approximately 200,000 shares of Common Stock will have been granted under the 1996 Plan. The Company may in its sole discretion grant Options to Key Employees and shall grant Options to the Company's non-employee Directors subject to specified terms and conditions and in accordance with a specified formula (the "Formula") as discussed below. Options granted to Key Employees may be either incentive stock options ("ISOs") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("NQSOs") not meeting the requirements of Section 422 of the Code. Options granted to non-employee Directors shall be NQSOs.

     The 1996 Plan provides that the Plan may be administered by the Board of Directors or a committee appointed by the Board. The Board has designated the Compensation Committee (the "Committee") to administer the 1996 Plan. Subject to the terms of the 1996 Plan, the Committee will determine the Key Employees who will receive grants of Options, the number of shares of Common Stock subject to each Option, the grant date, the expiration date and other terms and conditions for the Options. Options granted to non-employee Directors are governed by the formula discussed below. The Committee has the authority to construe and interpret the provisions of the 1996 Plan or the Options granted thereunder. Each grant of Options will be evidenced by a Stock Option Agreement executed by the Company and the non-employee Director or Key Employee, as the case may be at the time of grant, in accordance with the terms and conditions of the 1996 Plan.

     An Option granted to a Key Employee shall expire on the date determined by the Committee, which date may not exceed ten years from the date the Option is granted. Unless otherwise specified by the Committee for a particular grant, Options granted to Key Employees vest as follows: 33 1/3% one year after the date of grant, 66 2/3% two years after the date of grant and 100% three years after the date of grant, in each case assuming that the recipient has been continuously employed by the Company or any subsidiary during that time.

     If a Key Employee's employment with the Company is terminated for any reason other than death or disability or a discharge for cause, any outstanding Option, to the extent that it was exercisable on the date of such termination, may be exercised by the holder within three months after such termination (or such shorter time as may be specified by the Committee), but in no event later than the expiration of the Option. If a Key Employee dies or becomes totally and permanently disabled while an employee of the Company or a subsidiary, or dies within three months after the Key Employee ceases to be such an employee, any outstanding Option, to the extent that it has vested, may be exercised by the Key Employee (his estate, or by the person to whom the Option is transferred by will or the laws of descent and distribution, as the case may
be), within the period of one year after the date of death or disability (or within such lesser period as may be specified by the Committee). If a Key Employee is discharged for "cause" (as defined in the 1996 Plan), the right of such Key Employee to exercise an Option will terminate immediately upon cessation of such services.

     Under the formula, each non-employee Director will be granted, immediately prior to the date of this Prospectus, (x) Options (the "Director Options") to purchase 10,000 shares of Common Stock in the aggregate, subject to partial vesting as described below and (y) 5,000 Director Options that will be fully vested on the date of grant. On the first business day following the annual meeting of stockholders of the Company to elect directors in 1997 and thereafter on the first business day following each successive annual meeting of stockholders, so long as Options remain available to grant to non-employee Directors, each person who is elected as a director after that meeting and is a non-employee Director, and each person who continues to serve as a director after that meeting and is a non-employee Director, shall be granted (x) 10,000 Director Options in recognition of service as a director, subject to partial vesting, and (y) to the extent such non-employee Director has not previously served as a non- employee Director, 5,000 Director Options that will be fully vested on the date of grant. Director Options expire ten years from the date of grant and vest as follows: 33 1/3% on the date of grant, 66 2/3% one year after the date of grant and 100% two years after the date of grant, assuming that the recipient continuously serves as a director during that time. Director Options that have vested as of the date on which a non-employee Director ceases to serve as a director, including by reason of his or her death, remain exercisable until their expiration date.


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

     Options granted under the 1996 Plan must be exercised within ten years of the grant date, except that an ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the grant date.

     The exercise price for each Option granted under the 1996 Plan shall not be less than 100% of the fair market value (the "Fair Value") per share of Common Stock on the date such Option is granted, which with respect to the Director Options granted immediately prior to the date of this prospectus shall be equal to the initial public offering price per share. For ISOs granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Value per share of Common Stock. The exercise price may be paid in cash (by check) by transferring shares of Common Stock owned by the Option holder and having a Fair Value on the date of surrender equal to the aggregate exercise price of the Option, or solely with respect to Options granted to Key Employees by cash payments in installments or pursuant to a full recourse promissory note, in either case, upon the terms and conditions as the Committee shall determine. Upon the exercise of any Option, the Company is required to comply with all applicable withholding tax requirements.

     The Board may amend or terminate the 1996 Plan at any time and in any respect, including modifying the form of the Stock Option Agreements, except that the Committee cannot, without the approval of the stockholders of the Company, amend the 1996 Plan if stockholder approval is required or desired for compliance with (i) Rule 16b-3 under the Securities Exchange Act of 1934, as amended or (ii) Section 422 of the Code and such amendment would affect the status of any ISO under Section 422 of the Code. No amendment of the 1996 Plan, without the Option holder's consent, may adversely affect any Options previously granted to him or her.

Director Compensation

     Members of the Board of Directors of the Company presently receive no annual remuneration for acting in that capacity. The Company anticipates its non-employee directors will be paid $500 (plus reasonable expenses) for each attended meeting of the Board of Directors or committee thereof. Certain members of the Board of Directors of the Company will also be eligible for the grant of Options under the 1996 Plan that currently provides for each non-employee Director (currently, Messrs. Edelson, Markbreiter and Toledano) to receive an initial grant of Options to purchase 15,000 shares of Common Stock and, beginning in 1997, an annual grant of Options to purchase 10,000 shares of Common Stock. See "Management-The 1996 Stock Incentive Plan."

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                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of June 30, 1996, certain information regarding beneficial ownership of the Common Stock by (a) each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock, (b) each Director and named executive officer of the Company and (c) all executive officers and Directors as a group, before and after the offering. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned by such stockholders.



Name and Address of    Amount and Nature of          Percentage Owned
Beneficial Owners(1)   Beneficial Ownership  Before Offering  After Offering(8)
- --------------------   --------------------  ---------------  -----------------
Robin A. Carden             3,132,000            39.15%            30.12%
Kingdon Capital             2,088,000            26.10%            23.92%
 Management Corp.(2)
Udi Toledano(3)               564,333             7.05%             5.42%
Herbert V. Turk(4)            560,000             7.00%             5.38%
Edelson Technology
 Partners III                 480,000             6.00%             5.00%
Walter R. Menetrey            240,000             3.00%             2.31%
Harry Edelson(5)                8,333                 *                 *
Michael Markbreiter(6)          8,333                 *                 *



All executive officers
 and directors of the
 Company as a group
 (six persons)(7)           3,904,999            48.81%            37.55%



______________________________________
*Less than 1%.

(1) The address for each of the persons listed below is c/o Alyn Corporation, 16871 Noyes Avenue, Irvine, California 92606.


(2) Includes 1,246,400 shares of Common Stock held by M. Kingdon Offshore NV, 420,800 shares of Common Stock held by Kingdon Associates, L.P. and 420,800 shares of Common Stock held by Kingdon Partners, L.P. Does not include any shares of Common Stock intended to be purchased by Kingdon Capital Management Corp. and its affiliates in this offering, and does not include the shares of Common Stock underlying immediately exercisable options that appear in the table above opposite the name of Michael Markbreiter, a Director of the Company and an employee of Kingdon Capital Management Corp. Mr. Mark Kingdon is the sole shareholder, director and executive officer of Kingdon Capital Management Corp.


(3) Includes options immediately exercisable for 8,333 shares of Common Stock. Also includes 276,000 shares of Common Stock held by Mr. Toledano's wife and 80,000 shares of Common Stock held by a certain trust for the benefit of their minor children. Also includes an aggregate of 48,000 shares of Common Stock owned by certain other members of Mr. Toledano's family, with respect to which Mr. Toledano disclaims beneficial ownership.

(4) Includes 344,000 shares of Common Stock held by Mr. Turk jointly with his wife. Also includes 216,000 shares of Common Stock held by Mr. Turk's two adult daughters, with respect to which Mr. Turk disclaims beneficial ownership.

(5) Includes options immediately exercisable for 8,333 shares of Common Stock. Does not include 480,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson disclaims beneficial ownership.

(6) Includes options immediately exercisable for 8,333 shares of Common Stock. Does not include 420,800 shares of Common Stock held by Kingdon Partners, L.P. 420,800 shares of Common Stock held by Kingdon Associates, L.P., and 1,246,400 shares of Common Stock M. Kingdon Offshore NV, with respect to which Mr. Markbreiter disclaims beneficial ownership.


(7) Includes options immediately exercisable for 25,000 shares of Common Stock. Does not include (i) 480,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson, a Director, disclaims beneficial ownership, (ii) 420,800 shares of Common Stock held by Kingdon Partners, L.P. 420,800 shares of Common Stock held by Kingdon Associates, L.P., and 1,246,400 shares of Common Stock held by M. Kingdon Offshore NV, with respect to which Mr. Markbreiter, a Director, disclaims beneficial ownership and (iii) 48,000 shares of Common Stock owned by certain members of Mr. Toledano's family, with respect to which Mr. Toledano, a Director, disclaims beneficial ownership.

(8) Includes 440,000 shares of Common Stock to be purchased by certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III.


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                              CERTAIN TRANSACTIONS


Agreement and Plan of Merger; Repayment of Stockholder Loans


     Pursuant to an Agreement and Plan of Merger, dated as of May 1, 1996 (the "Merger Agreement"), among Old Alyn, Robin Carden and the Company, Old Alyn was merged with and into the Company, with the Company being the surviving corporation. In accordance with the terms of the Merger Agreement, certain stockholders of the Company provided the Subordinated Credit Line, pursuant to which such stockholders became obligated to loan to the Company on a monthly basis up to an aggregate maximum amount of $5 million, which loans bear interest at the annual rate of 8%. The outstanding principal amount of the Subordinated Credit Line (approximately $4.4 million as of September 1, 1996), plus accrued interest, will be repaid with a portion of the net proceeds of this offering. As of September 1, 1996, Mr. Toledano, a Director of the Company, Kingdon Capital Management Corp., a principal stockholder of the Company, Herbert V. Turk, a principal stockholder of the Company, and Edelson Technology Partners III, a principal stockholder of the Company, had advanced $330,000, $2,640,000, $330,000 and $660,000, respectively, or an aggregate of approximately $3.96 million of the approximately $4.4 million of loans outstanding. To the extent that the holders of such indebtedness loan additional amounts to the Company, if necessary, prior to the closing date of the offering, such amounts will be paid from the net proceeds of the offering. See "Use of Proceeds."

     Certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who together with their affiliates hold approximately $3.3 million of the indebtedness that will be repaid by the Company with a portion of the net proceeds of this offering, intend to purchase approximately 440,000 of the shares of Common Stock offered hereby for an aggregate purchase price of approximately $5.5 million (based on the mid-point of the estimated initial public offering price range set forth on the cover page of this Prospectus), for their respective accounts or those of their affiliates or designees.


     In  1990,  the  Company  borrowed  $128,000  from  Robin  A.  Carden,  the
President, Chief Executive Officer and a Director of the Company. The outstanding principal amount of such loan, plus accrued and unpaid interest, was repaid in May 1996 with a portion of the initial proceeds of the Subordinated Credit Line.


Andromeda Enterprises, Inc.

     Andromeda  Enterprises,   Inc.,  a  Delaware  corporation   ("Andromeda"),
received $100,000 from the Company in May 1996 for sales, marketing and consulting services performed by Andromeda on behalf of Old Alyn and on behalf of the Company. Mr. Udi Toledano, a Director and a principal stockholder of the Company, is the President of Andromeda, and, together with his wife, beneficially owns all of its outstanding capital stock.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). As of June 30, 1996, there were 8,000,000 shares of Common Stock outstanding held by 29 stockholders and no shares of Preferred Stock issued or outstanding.


Common Stock

     The shares of Common Stock currently outstanding are, and the shares of Common Stock that will be outstanding upon the consummation of this offering will be, validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the

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

stockholders, and a majority vote is required for action to be taken by the stockholders. In the event of liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock. Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose. See " Dividend Policy."

Limitations Upon Transactions with "Interested Stockholders"

     Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless
(1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock or (3) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

Preferred Stock

     The Company's Certificate of Incorporation provides that the Company may, by vote of its Board of Directors, issue Preferred Stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

Transfer Agent and Registrar

     Continental Stock Transfer and Trust Company has been appointed as the transfer agent and registrar for the Common Stock.



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                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares by current stockholders could adversely affect the price of the Company's Common Stock. Upon completion of this offering, the Company will have 10,400,000 shares of Common Stock outstanding, of which 8,000,000 shares of Common Stock (77% of the shares to be outstanding) were issued by the Company in private transactions. Some of these shares are treated as "restricted securities" pursuant to Rules 144 and 701 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be "affiliates" of the Company (as that term is defined under the Securities Act), who has beneficially owned his or her shares for at least two years is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of one percent of the then outstanding shares of Common Stock (104,000 shares based on the number of shares to be outstanding after the offering), or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale, notice and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such shares may be sold without limitations by persons who have not been affiliates of the Company for at least three months.

     Registration Rights. The Company's existing holders of Common Stock and the Company are parties to an agreement providing certain registration rights, including one demand registration right exercisable at any time after nine months from the date of this Prospectus for registration of "restricted securities" provided the holders of at least 1,600,000 shares join in the request for registration. Each of the Company's existing holders of Common Stock has also been granted "piggyback" registration rights for a two-year (in some instances, three-year) period following their respective purchases of Common Stock. The Company has agreed to pay all registration expenses (other than underwriting or sales commissions) incurred in complying with the registration rights described above. Notwithstanding the foregoing, all existing stockholders of the Company have agreed (i) to waive their registration rights with respect to this offering and (ii) without the prior written consent of the Company and Furman Selz LLC, not to exercise their registration rights for a period of nine months from the date of this Prospectus.

     Prior to this offering there has been no public market for the Common Stock. The Company cannot predict the number of shares which may be sold in the future pursuant to Rule 144 since such sales will depend upon the market price of Common Stock, the circumstances of individual holders thereof and other factors. In addition, the Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     The Company intends to file a registration statement under the Securities Act to register all of the shares of Common Stock reserved for issuance under its 1996 Stock Incentive Plan. Registration would permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act.



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

                                  UNDERWRITING

     Each of the underwriters named below (the "Underwriters"), for whom Furman Selz LLC and Needham & Company, Inc. are acting as representatives (the "Representatives"), has severally agreed, subject to the terms and conditions of the underwriting agreement, dated ________, 1996, between the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company the aggregate number of shares of Common Stock set forth opposite its name below:

               Underwriter                              Number of Shares
               -----------                              ----------------
          Furman Selz LLC...................
          Needham & Company, Inc............
                                                            ---------
               Total........................                2,400,000
                                                            =========


     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock listed above are subject to certain conditions precedent, including the approval of certain legal matters by counsel. The Underwriting Agreement also provides that the Underwriters are committed to purchase all of the above shares of Common Stock if any are purchased.

     The Underwriters have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the commencement of the public offering, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted the Underwriters an option to purchase up to 360,000 additional shares of Common Stock at the public offering price less underwriting discounts and commissions, as set forth on the cover page of this Prospectus, solely to cover over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. Such option may be exercised at any time until 30 days after the date of the Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the above table.


     In connection with this offering, the Company has agreed to sell to Furman Selz LLC, for nominal consideration, warrants to purchase 240,000 shares of Common Stock (the "Warrants"). The Warrants are initially exercisable at a price of $______ per share of Common Stock (125% of the initial public offering price) for a period of five years, commencing one year from the effective date of this offering and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of the offering, except to officers, partners or successors of Furman Selz LLC. The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Warrants. [The Warrants are redeemable by the Company, on prior notice, if the price of the Common Stock two years after the closing of the offering, exceeds $______ (___% of the initial public offering price) for a [60]-day period.]

     The Company, all of its executive officers and directors, and all current stockholders of the Company have agreed not to offer, issue, sell or otherwise dispose of any of the Common Stock owned by them for a period of nine months after the date of this Prospectus, without the prior written consent of Furman Selz LLC, except for the offering contemplated by this Prospectus and for shares of Common Stock being sold pursuant to the Underwriters' over-allotment option. Certain of the existing stockholders of the Company, consisting of Robin A. Carden and Walter R. Menetrey, has also agreed not to offer, sell or otherwise dispose of more than 104,000 shares of Common Stock during any three-month period in the six months following expiration of that initial nine-month period. Notwithstanding the foregoing, the Company may issue and sell Common Stock upon the exercise of stock options


                                       49
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

granted pursuant to any employee stock option plan or pursuant to any other employee benefit plan of the Company in effect as of the date of the Underwriting Agreement.

     The Representatives have informed the Company that the Underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered hereby and that the Underwriters (excluding the Representatives) do not intend to confirm sales to accounts over which they exercise discretionary authority without the consent of the Representatives.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     Certain existing stockholders of the Company, consisting of M. Kingdon Offshore NV, Kingdon Associates, L.P., Kingdon Partners, L.P. and Edelson Technology Partners III, who hold part of the indebtedness owed by the Company that will be repaid with a portion of the net proceeds of this offering, intend to purchase approximately 440,000 of the shares of Common Stock offered hereby for their respective accounts or those of their affiliates or designees.

     Certain officers of Furman Selz LLC hold an aggregate of 64,000 shares of Common Stock of the Company, acquired in May 1996 at a cash purchase price of $0.00125 per share. Such persons have also advanced approximately $86,000 in the aggregate of the approximately $4.4 million of loans outstanding under the Subordinated Credit Line, which amounts will be repaid with a portion of the net proceeds of this offering. See "Certain Transactions."


     Prior to the offering, there has been no public market for the Common Stock of the Company. There can be no assurance that any active trading market will develop for the Common Stock or as to the price at which the Common Stock may trade in the public market from time to time subsequent to the offering. The initial price to the public for the Common Stock offered hereby has been determined by negotiations among the Company and the Representatives and was based upon the following factors: the financial and operating history and condition of the Company; the Company's business and financial prospects; the prospects for the industries in which the Company operates; prevailing market conditions; the present stage of the Company's development; the Representatives' assessment of the Company's management team; and the recent market prices of securities of companies in businesses similar to that of the Company.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Battle Fowler LLP, New York, New York, certain legal matters concerning United States patent laws will be passed upon for the Company by Cooper & Dunham LLP, New York, New York, and certain legal matters in connection with this offering will be passed upon for the Underwriters by Latham & Watkins, New York, New York.


                                    EXPERTS


     The financial statements of Old Alyn as of December 31, 1994, and 1995, and for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered

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


hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge at the Commission's principal offices in Washington, D.C. and copies of all or any part thereof may be obtained from such office upon payment of prescribed fees. Descriptions contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company, and the address is (http://www.sec.gov).


                                       51
C/M:  12156.0001 369440.21

GLOSSARY OF CERTAIN TECHNICAL TERMS

   B-10 Areal Density:   The  amount  of B-10 (an  isotope  of  Boron  which is
                         normally just under 20% of naturally occurring Boron) concentration per unit volume, which has a direct effect on neutron attenuation.

   Casting: The manufacture of shapes of material by the process of melting the material and pouring or injecting into a mold, producing the desired shape.

   Ceramic Material:     A material composed of one or more phases in which the
                         phases exhibit covalent bonding of a metal with either a nitride, oxide, boride, carbide or silicide.

   Extrusion:            The fabrication of shapes (tube, rod,  L-shape,  etc.)
                         by the application of pressure against an ingot of the material, forcing it through a tooling die, producing the desired shape.

   Modulus of            A  generally  accepted  measure  of  the  rigidity  or
   Elasticity:           stiffness of a material.

   Rockwell B            A value  derived from the net increase in the depth of
   Hardness:             impression as a load on a material is increased from a
                         fixed minor load to a major load and then returned to the minor load. Various scales of hardness numbers have been developed, designated by alphabetic suffixes to the hardness designation. The " B" scale is typically used for metals and alloys.

   Sintering:            The  insertion  of a body of  material  into a furnace
                         that is heated to a temperature  approximately  85% of
                         the  material's  melting  temperature  such  that  the
                         material  is  further   consolidated   and   hardened,
                         creating a more stable material.

   Soluble Core:         A  salt/ceramic  core used to form inner passages in a
                         mold which, after the molten material is poured and solidifies, is washed out by means of water or steam.

    Specific Stiffness:  The modulus of elasticity  divided by the density of a material, thereby providing a measure of the relative stiffness of various materials.

   Specific Strength:    The yield tensile strength divided by the density of a
                         material, thereby providing a measure of the relative strength of various materials.

   Substrate:            The disk of material that is the basic structure for a
                         hard disk used in a computer drive, on to which is deposited magnetic layers.

   Yield Tensile         The  stress at which a material  exhibits a  specified
   Strength:             deviation from proportionality of stress and strain.



C/M:  12156.0001 369440.21

                                ALYN CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                       Page
                                                                      Number

Alyn Corporation
    Report of Independent Accountants. . . . . . . . . . . . . . . .  F-2
    Balance Sheet. . . . . . . . . . . . . . .  . . . . . . . . . . . F-3
    Statement of Operations . . . . . . . . . . . . . . . . . . . . . F-4
    Statement of Stockholders Deficit  . . . . . . . . . . . . . . .  F-5
    Statement of Cash Flows. . . . . . . . . . . . . . . . . . . . .  F-6
    Notes to the Financial Statements. . . . . . . . . . . . . . . F-7 to F-12



                                      F-1
C/M  12156.0001 402142.1

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Stockholders of Alyn Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Alyn Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Costa Mesa, California
July 16, 1996




                                      F-2
C/M  12156.0001 402142.1

Alyn Corporation

Balance Sheet

- -----------------------------------------------------------------------------------------------------------------

                                                                   Old Alyn                           Alyn
                                                                 December 31,                        June 30,
                                                            1994               1995                   1996
Assets                                                                                             (unaudited)

Current assets:
    Cash                                             $    15,000          $    77,000                $1,238,000
    Accounts receivable, net of allowance
      for doubtful accounts of $8,000 at
      June 30, 1996                                        8,000               15,000                    20,000
    Inventories                                          154,000               16,000                    20,000
    Other current assets                                                                                 34,000
                                                         -------              -------                 ---------
                  Total current assets                   177,000              108,000                 1,312,000
Equipment, furniture and fixtures, net                     5,000                3,000                    45,000
Deferred offering costs (Note 1)                                                                        229,000
Other assets (Note 7)                                                                                   258,000
Intangible assets, net                                    11,000               17,000                   806,000
                                                     -----------          -----------                ----------
                                                     $   193,000          $   128,000                $2,650,000
                                                     ===========          ===========                ==========

Liabilities and Stockholders' Deficit
Current liabilities:
    Accounts payable                                 $    42,000          $    64,000                $  138,000
    Accrued and other current liabilities                268,000              426,000                    96,000
                                                     -----------          -----------                ----------
                  Total current liabilities              310,000              490,000                   234,000
Note payable to stockholder                              128,000              128,000
Credit facility from stockholders                                                                     2,794,000
Commitments and contingencies (Note 7)
Stockholders' deficit:
 Alyn:
    Preferred stock, $0.01 par value; 5,000,000
     shares authorized; no shares issued and
     outstanding                                                                                             --
    Common stock, $0.001 par value; 20,000,000
     shares authorized, 8,000,000 shares issued
     and outstanding                                                                                      8,000
    Additional paid-in capital                                                                           (3,000)
 Old Alyn:
    Common stock, Class A, no par value;
     10,000,000 shares authorized; 1,700,000
     shares issued and outstanding                         1,000                1,000
    Common stock, Class B, no par value;
     10,000,000 shares authorized; 300,000
     shares issued and outstanding                       325,000              325,000
    Accumulated deficit                                 (571,000)            (816,000)                 (383,000)
                                                     -----------          -----------             -------------
                  Total stockholders' deficit           (245,000)            (490,000)                 (378,000)
                                                     -----------          ------------            -------------
                                                     $   193,000          $   128,000             $   2,650,000
                                                     ===========          ===========             =============

                                               See accompanying notes to financial statements.

C/M  12156.0001 402142.1

Alyn Corporation

Statement of Operations

- -----------------------------------------------------------------------------------------------------------------------------------


                                                                              Old Alyn                                     Alyn
                                             ----------------------------------------------------------------------    ------------
                                                                                           Six          Period from     Period from
                                                           Year Ended                     Months        January 1,         May 2,
                                             ---------------------------------------      Ended           1996 to         1996 to
                                                          December 31,                    June 30,         May 1,         June 30,
                                           1993               1994            1995         1995            1996            1996
                                                                                               (unaudited)              (unaudited)

Net sales                               $    540,000   $    309,000   $     261,000   $   216,000   $    104,000      $       7,000
Contract revenue                                                             58,000                                          25,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

        Total revenue                        540,000        309,000         319,000       216,000        104,000             32,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

Costs and expenses:
    Cost of goods sold                       265,000         92,000         203,000       102,000         34,000              7,000
    General and administrative
     expenses                                259,000        352,000         219,000        89,000         53,000            337,000
    Selling and marketing                    114,000        143,000          52,000        10,000         23,000             31,000
    Research and development                  24,000        180,000          79,000        19,000          7,000             19,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

        Total costs and expenses             662,000        767,000         553,000       220,000        117,000            394,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

           Operating loss                   (122,000)      (458,000)       (234,000)       (4,000)       (13,000)          (362,000)

Interest expense                              (4,000)       (12,000)        (12,000)       (6,000)        (3,000)           (27,000)
Other income                                   1,000          1,000           2,000                        1,000              7,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

Loss before provision
 for income taxes                           (125,000)      (469,000)       (244,000)      (10,000)       (15,000)          (382,000)

Provision for income taxes                     1,000          1,000           1,000         1,000          1,000              1,000
                                        ------------   ------------   -------------   -----------   ------------      -------------

Net loss                                $   (126,000)  $   (470,000)  $    (245,000)  $   (11,000)  $    (16,000)     $    (383,000)
                                        ============   ============   =============   ============  ============      =============

Net loss per share                                                                                                    $       (0.05)
                                                                                                                      =============

Weighted average number of
    common shares outstanding (Note 1)                                                                                    8,000,000
                                                                                                                      =============

Unaudited pro forma data
 (Notes 1 and 3)
    Pro forma net loss                                                $    (322,000)                $    (42,000)
                                                                      =============                 ============
    Pro forma net loss per share                                      $       (0.04)                $      (0.01)
                                                                      =============                 ============
    Pro forma weighted average
        number of common shares
        outstanding (Note 1)                                              8,000,000                    8,000,000
                                                                      =============                 ============



                                               See accompanying notes to financial statements.

C/M  12156.0001 402142.1

Alyn Corporation

Statement of Stockholders' Deficit



                                                                       Common Stock                    Common Stock, Class A
                                                                 Shares          Amount              Shares             Amount
                                                                 ------          ------              ------             ------
Old Alyn (Notes 1 and 6)
Balance at December 31, 1992                                         1,000      $    1,000
              Net loss
                                                            --------------      ----------      ---------------      ------------
Balance at December 31, 1993                                         1,000           1,000
     Sale of common stock warrant
     Exchange of shares of common
         stock for shares of common
         stock, Class A                                             (1,000)         (1,000)           1,700,000      $      1,000
     Issuance of common stock,
         Class B
     Net loss
                                                            --------------      ----------      ---------------      ------------
Balance at December 31, 1994                                                                          1,700,000             1,000
     Net loss
                                                            --------------      ----------      ---------------      ------------
Balance at December 31, 1995                                                                          1,700,000             1,000
Unaudited:
     Repurchase of common stock
     Net loss
                                                            --------------      ----------      ---------------      ------------
Balance at May 1, 1996 (unaudited)                                      --              --            1,700,000      $      1,000
                                                            ==============      ==========      ===============      ============





                                                Common Stock, Class B                         Accumulated
                                             Shares             Amount                          Deficit
                                             ------             ------                          -------

Old Alyn (Notes 1 and 6)                                                             $             25,000
Balance at December 31, 1992                                                                     (126,000)
              Net loss                  ------------      --------------             --------------------
                                                                                                 (101,000)
Balance at December 31, 1993                              $       75,000
     Sale of common stock warrant
     Exchange of shares of common
         stock for shares of common
         stock, Class A
     Issuance of common stock,               300,000             250,000
         Class B                                                                                 (470,000)
     Net loss                           ------------      --------------             --------------------
                                             300,000             325,000                         (571,000)
Balance at December 31, 1994                                                                     (245,000)
     Net loss                           ------------      --------------             --------------------
                                             300,000             325,000                         (816,000)
Balance at December 31, 1995
Unaudited:                                  (200,000)           (217,000)                         (43,000)
     Repurchase of common stock                                                                   (16,000)
     Net loss                           ------------      --------------             --------------------
                                             100,000      $      108,000             $           (875,000)
Balance at May 1, 1996 (unaudited)      ============      ==============             ====================



                                                                                                           Additional
                                                Preferred Stock               Common Stock                  Paid-In      Accumulated
                                             Shares       Amount          Shares          Amount            Capital        Deficit
Alyn (Note 1)
Unaudited:
     Issuance of common stock                      --          --         4,240,000    $      4,000    $     1,000
     Common stock issued in exchange
       for Old Alyn common stock                                          3,760,000           4,000         (4,000)
     Net Loss                                                                                                           $  (383,000)
                                           -----------   ----------   -------------    ------------    -----------      -----------
Balance at June 30, 1996 (unaudited)               --    $     --         8,000,000    $      8,000    $    (3,000)     $  (383,000)
                                           ===========   ==========   =============    ============    ===========      ===========

                                               See accompanying notes to financial statements.

C/M  12156.0001 402142.1

Alyn Corporation

Statement of Cash Flows



                                                                                           Old Alyn


                                                                                           Year Ended
                                                                                          December 31,
                                                                           1993               1994                1995
                                                                           ----               ----                ----

Cash flows from operating activities:
   Net loss                                                      $       (126,000)  $        (470,000)  $       (245,000)
   Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
      Depreciation and amortization                                         5,000               3,000              2,000
      Provisions for allowance for doubtful accounts
      Changes in operating assets and liabilities:
         Decrease (increase) in accounts receivable                       (58,000)             50,000             (7,000)
         Decrease (increase) in inventories                                56,000             (49,000)           138,000
         Increase in other current assets
         Increase in deferred offering costs
         Increase in other assets
         Increase in intangible assets                                     (2,000)             (6,000)            (6,000)
         (Decrease) increase in accounts
          payable                                                           5,000              (7,000)            22,000
         Increase in accrued and other
           current liabilities                                            142,000             126,000            158,000
                                                                 ----------------   -----------------   ----------------
            Net cash provided by (used in)
              operating activities                                         22,000            (353,000)            62,000
                                                                 ----------------   -----------------   ----------------
Cash flows from investing activities:
   Capital expenditures                                                    (3,000)             (4,000)
                                                                 ----------------   -----------------   ----------------
            Net cash used in  investing
             activities                                                    (3,000)             (4,000)
                                                                 -----------------  ------------------  ----------------

Cash flows from financing activities:
   Sale of common stock warrant                                                                75,000
   Issuance of Old Alyn common stock, Class B                                                 250,000
   Payment of stockholder note payable
   Proceeds from stockholder credit facility
                                                                 -----------------  ------------------  ----------------
            Net cash provided from
              financing activities                                                            325,000
                                                                 ----------------   -----------------   ----------------

Net increase (decrease) in cash                                            19,000             (32,000)            62,000
Cash at beginning of period                                                28,000              47,000             15,000
                                                                 ----------------   -----------------   ----------------
Cash at end of period                                            $         47,000   $          15,000   $         77,000
                                                                 ================   =================    ==================

Supplemental cash flow information:
   Cash paid during the period for
     income taxes                                                $          1,000   $           1,000   $          1,000
                                                                 ================   =================   ================
   Cash paid during the period for interest                      $          --      $              --   $          --
                                                                 ================   =================   ================
Noncash investing and financing activities:
   Liability recorded for repurchase of
     common stock from stockholder



                                                                               Old Alyn                          Alyn
                                                                        Six              Period from          Period from
                                                                      Months             January 1,             May 2,
                                                                       Ended              1996 to              1996 to
                                                                     June 30,              May 1,              June 30,
                                                                       1995                 1996                 1996
                                                                       ----                 ----                 ----
                                                                              (unaudited)                     (unaudited)
Cash flows from operating activities:
   Net loss                                                     $       (11,000)     $      (16,000)     $      (383,000)
   Adjustments to reconcile net loss
    to net cash provided by operating
    activities:
      Depreciation and amortization                                                           1,000               13,000
      Provisions for allowance for doubtful accounts                                          8,000
      Changes in operating assets and liabilities:
         Decrease (increase) in accounts receivable                     (23,000)            (30,000)              17,000
         Decrease (increase) in inventories                              70,000               7,000              (11,000)
         Increase in other current assets                                                                        (34,000)
         Increase in deferred offering costs                                               (128,000)            (101,000)
         Increase in other assets                                                                               (258,000)
         Increase in intangible assets                                                       (1,000)             (35,000)
         (Decrease) increase in accounts
          payable                                                        (9,000)             (4,000)              78,000
         Increase in accrued and other
           current liabilities                                           65,000              94,000             (684,000)
                                                                ---------------      --------------             --------
            Net cash provided by (used in)
              operating activities                                       92,000             (69,000)          (1,398,000)
                                                                ---------------      ---------------          -----------
Cash flows from investing activities:
   Capital expenditures                                                                      (4,000)             (39,000)
                                                                ---------------      --------------       --------------
            Net cash used in  investing
             activities                                                                      (4,000)             (39,000)
                                                                ---------------      ---------------      --------------

Cash flows from financing activities:
   Sale of common stock warrant
   Issuance of Old Alyn common stock, Class B
   Payment of stockholder note payable                                                                          (128,000)
   Proceeds from stockholder credit facility                                                                   2,794,000
                                                                ----------------     --------------       --------------
            Net cash provided from
              financing activities                                                                             2,666,000
                                                                ---------------      --------------       --------------

Net increase (decrease) in cash                                          92,000             (73,000)           1,229,000
Cash at beginning of period                                              15,000              77,000                9,000
                                                                ---------------      --------------       --------------
Cash at end of period                                           $       107,000      $        4,000       $    1,238,000
                                                                ===============      ==============       ==============

Supplemental cash flow information:
   Cash paid during the period for
     income taxes                                               $         1,000   $           1,000    $        --
                                                                ===============   =================    =================
   Cash paid during the period for interest                     $         --                  --       $        --
                                                                ===============   $================    =================
Noncash investing and financing activities:
   Liability recorded for repurchase of
     common stock from stockholder                                                $         260,000
                                                                                  =================



                                               See accompanying notes to financial statements.

C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                            Page 1

- -------------------------------------------------------------------------------


1.       Description of business and summary of significant accounting policies

         Description of business
         Alyn Corporation (Alyn or the Company) was incorporated in Delaware on April 9, 1996. In May 1996, the Company acquired Alyn Corporation (Old
         Alyn), a California corporation, whereby all of the 1,800,000 outstanding shares of common stock of Old Alyn were exchanged at a ratio of 2.1-to-one for 3,760,000 shares of common stock of the Company (0.02611-to-one for 47,000 shares pre-split discussed below). Subsequent to the acquisition, Old Alyn stockholders owned forty-seven percent of Alyn. As a result of the change in control of Old Alyn, the acquisition was accounted for as a purchase. Goodwill and other intangibles of $766,000 were recorded and are amortized on a straight line basis over their estimated useful life of ten years. Also in connection with the acquisition, the original stockholders of Alyn provided a $5 million, five-year credit facility to the Company due and payable in April 2001. See Note 4.

         Alyn designs, develops, manufactures and markets industrial and consumer products utilizing its proprietary advanced metal matrix composite materials. Old Alyn has developed technology, for which it obtained a patent in January 1996, for the application of Boron Carbide in combination with aluminum in lightweight metal matrix composites under the name Boralyn.

         In July 1996, the Company's Board of Directors amended its Articles of Incorporation to increase the number of shares authorized of common stock from 110,000 to 20,000,000 and to authorize 5,000,000 shares of preferred stock and declared an 80-for-one split of its common stock. All share amounts presented for Alyn and loss per share data for Old Alyn have been adjusted to give retroactive effect for this split.

         Also in July 1996, the Company's Board of Directors adopted the 1996 Stock Incentive Plan (the 1996 Plan) for the purpose of securing for the Company and its stockholders the benefits of ownership of Company stock options by non-employee directors, and by officers and other key employees of the Company who are expected to contribute to the Company's future growth and success. Under the 1996 Plan, the Company may grant options with respect to a maximum of 1,000,000 shares of common stock. The options will be granted at not less than fair market value and vest ratably over a three-year period with the exception of certain non-employee director options that will be fully vested at the date of grant. No award may be granted under the 1996 Plan after June 30, 2006.

         Funding of Activities
         To date the Old Alyn funded its efforts to engage in the design, development, manufacture and marketing of industrial and consumer products through equity and debt financing. Alyn intends to expend substantial funds for capital expenditures for a new production facility and the related equipment and tooling. Alyn also expects to incur substantial additional expenditures to develop its manufacturing, sales and marketing capabilities. The Company will require additional funds for these purposes in 1996, and, in the interim, raised funds through the five-year credit facility obtained from the stockholders of Alyn. In the future the Company plans to raise funds through the use of proceeds from a planned initial public offering. The Company also intends to use the proceeds from the planned offering to repay all of the outstanding borrowings under the credit facility. The Company's failure to raise sufficient capital or to produce and sell sufficient quantities of its products, would adversely affect its cash flows and operating and development plans.



                                      F-7
C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                            Page 2

- -------------------------------------------------------------------------------


         Summary of accounting policies

         Inventories
         Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out cost basis.

         Equipment, furniture and fixtures
         Equipment, furniture and fixtures, including tooling, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of individual assets, which range from 18 months to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the shorter of the life of the improvement or the term of the related lease.

         Deferred offering costs
         Costs incurred directly related to the Company's planned initial public offering totaling $229,000 at June 30, 1996 have been capitalized. Upon successful completion of the Company's planned initial public offering, these costs will be offset against the proceeds received and charged to stockholders' deficit.

         Intangible assets
         Intangible assets consisting of patents for the Boralyn technology and goodwill are amortized on a straight-line basis over the estimated economic life of 10 years. Intangible assets are periodically reviewed for impairment to ensure that they are fairly stated.

         Revenue
         The Company recognizes sales of product at the time of shipment. Contract revenue of $58,000 in 1995 was recognized as the related research and development costs of $58,000 were incurred. Amounts received prior to performance are classified as customer advances and recognized as earned. The Company performs on-going credit evaluations and maintains reserves for potential credit losses. Amounts not collected subsequent to December 31, 1994 and 1995 were written-off.

         In 1993, two customers accounted for 33% of product sales, individually 19% and 14%. In 1994, two customers accounted for 47% of product sales, individually 31% and 16%. In 1995, two customers accounted for 54% of product sales, individually 40% and 14%.

         Research and development
         Expenditures for research and development costs are charged to expense as incurred.

         Net loss per share
         Net loss per share is based upon the number of weighted average of common stock shares outstanding during the period from May 2, 1996 to June 30, 1996 after giving retroactive effect to the 80-for-one stock split (Note 1).

         Unaudited pro forma net loss and net loss per share
         Pro forma net loss per share is based upon the number of weighted average of common stock shares outstanding during the year ended December 31, 1995 and the period from January 1, 1996 to May 1, 1996, after giving retroactive effect for the acquisition of Old Alyn, assuming the change from an S to C-Corporation tax status as a result of the acquisition, and the 80-for-one stock split (Note 1). The effect on net loss per share of the acquisition is to increase



                                      F-8
C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                            Page 3

- -------------------------------------------------------------------------------


         the net loss by $77,000 and $26,000 for goodwill amortization for the year ended December 31, 1995 and the period from January 1, 1996 to May 1, 1996, respectively, and to increase the weighted average shares outstanding by 3,760,000 (post-split). The effect of the change in tax status was not material. Historical net loss per share of Old Alyn has not been presented for all periods as such is not deemed meaningful.

         Use of estimates in the preparation of financial statements
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

         Concentrations of credit risk
         The Company sells its products and services to various companies across several industries, and therefore management believes that no material concentrations of credit risk exist.

         Fair value of financial instruments
         The Company's financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued and other current liabilities and the note payable to stockholder. These financial instruments are stated at current value which approximates fair value.

         Unaudited interim information
         The information presented as of June 30, 1996 of Alyn and for the six month period ended June 30, 1995 and the period from January 1, 1996 to May 1, 1996 of Old Alyn and the period from May 2, 1996 to June 30, 1996 of Alyn, has not been audited. In the opinion of management, the unaudited interim financial information includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1996, and the results of its operations and its cash flows for the six month period ended June 30, 1995 and the period from January 1, 1996 to May 1, 1996 of Old Alyn and the period from May 2, 1996 to June 30, 1996 of Alyn, and the stockholders' deficit for the period from January 1, 1996 to May 1, 1996 of Old Alyn and the period from May 2, 1996 to June 30, 1996 of Alyn.

         New accounting pronouncement
         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting of Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 must be adopted by the Company in 1996 and establishes an alternative method of accounting for stock-based compensation plans. The Company intends to adopt the disclosure alternative for stock compensation and does not expect that the adoption of SFAS No. 123 will have a material impact on the Company's results of operations or financial position.




                                      F-9
C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                             Page 4

- -------------------------------------------------------------------------------


2.       Balance sheet components

         Inventories:

                                                                       Old Alyn                                Alyn
                                                                     December 31,                             June 30,
                                                            1994                     1995                      1996
                                                                                                            (unaudited)

               Raw materials                         $        129,000         $           6,000         $          2,000
               Finished goods                                  25,000                    10,000                   18,000
                                                     ----------------         -----------------         ----------------
                                                     $        154,000         $          16,000         $         20,000
                                                     ================         =================         ================

          Equipment, furniture and fixtures:
                                                                       Old Alyn
                                                                     December 31,
                                                            1994                     1995


               Equipment and tooling                 $         11,000         $          11,000
               Furniture and office equipment                   2,000                     2,000
               Leasehold improvements                           2,000                     2,000
                                                     ----------------         -----------------
                                                               15,000                    15,000
               Less accumulated depreciation
                and amortization                              (10,000)                  (12,000)
                                                     -----------------        ------------------
                                                     $          5,000         $           3,000
                                                     ================         =================

          Accrued and other current liabilities:
                                                                       Old Alyn
                                                                     December 31,
                                                            1994                     1995

               Accrued compensation                  $        173,000                 $ 255,000
               Accrued professional fees                       49,000                    73,000
               Customer advance                                                          40,000
               Other                                           46,000                    58,000
                                                     ----------------         -----------------
                                                     $        268,000         $         426,000
                                                     ================         =================

3.        Income taxes

          The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are measured each year based on the difference between the financial statement and tax bases of all assets and liabilities at the current expected income tax rates. Deferred tax assets and liabilities are not material to the financial position of the Company at December 31, 1994 and 1995.



                                      F-10
C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                             Page 5

- ------------------------------------------------------------------------------



          In 1994, Old Alyn elected to become an S-Corporation for federal and California income tax purposes. As a result of these elections, federal and California tax attributes of Old Alyn passed to the Old Alyn stockholders. Alyn is a C-Corporation for income tax purposes and is taxed accordingly.

          The provision for income taxes in each of the three years ended December 31, 1993, 1994 and 1995 is comprised of the annual minimum California franchise tax.

4.        Credit facility from stockholders

          In May 1996 and in connection with the acquisition discussed in Note 1, the original stockholders of Alyn provided a $5 million, five-year credit facility to the Company due and payable in April 2001. Borrowings under the credit facility bear interest at a rate of 8% per annum payable quarterly, or as defined by the loan agreement, and are secured by substantially all of the assets of the Company. Amounts outstanding at June 30, 1996 totalled $2,794,000.


5.        Note payable to stockholder

          At December 31, 1994 and 1995, Old Alyn had an unsecured note payable due to a stockholder of $128,000. In May 1996, the outstanding principal and accrued interest were paid to the stockholder.

6.        Stockholders' deficit - Old Alyn

          In June 1994, Old Alyn's Articles of Incorporation were amended authorizing 10,000,000 shares of Series A common stock and 10,000,000 shares of Series B common stock. The stockholders of Old Alyn exchanged their existing shares of common stock for 1,700,000 shares of Series A common stock. Old Alyn received $75,000 cash in exchange for an option to acquire Series B common stock of Old Alyn. Pursuant to this option agreement, Old Alyn issued 300,000 shares of the new Series B common stock for an additional $250,000 in cash.

          In April 1996, Old Alyn executed an agreement to repurchase 200,000 shares of the Series B common stock for $260,000 in cash. The cash was paid to the stockholder in May 1996.

7.        Commitments and contingencies

          Commitments and leases
          Future minimum lease payments required under a non-cancelable operating lease at December 31, 1995 for a vehicle operated by a former officer of the Company, who performs legal services from time to time, and for a new five-year manufacturing facility lease agreement executed in June 1996 and commencing in September 1996, are as follows:




                                      F-11
C/M  12156.0001 402142.1

Alyn Corporation

Notes to Financial Statements                                             Page 6

- --------------------------------------------------------------------------------



            Year ending December 31:
                                                                Manufacturing
                                                 Vehicle          facility
                        1996              $        5,000    $         85,000
                        1997                       3,000             235,000
                        1998                                         269,000
                        1999                                         280,000
                        2000                                         292,000
                        Thereafter                                   200,000
                                          --------------    ----------------
                                          $        8,000    $      1,361,000
                                          ==============    ================

          Rent expense totaled $11,000, $15,000 and $17,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

          Included in other assets at June 30, 1996 is a security deposit of $85,000 for the new manufacturing facility and approximately $170,000 of deposits for equipment purchases.

          Litigation and claims
          In June 1996, the Company received correspondence from the counsel of a customer asserting damages suffered as a result of misrepresentations as to the properties and capabilities of Boralyn and the customer's loss of anticipated profits from future sales of products. Management believes that the customer's assertions are without merit and intends to vigorously defend any litigation brought by the customer. However, the cost of defending such litigation may be material and there can be no assurance that the Company would ultimately prevail or that the outcome of such litigation would not have a material adverse effect on the Company's financial position or results of operations. This matter is currently in the discovery stage.

          Also, in the ordinary course of business, the Company is generally subject to claims, complaints, and legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon the financial position of the Company. However, in the opinion of management, such matters are not expected to have a material adverse effect on the financial position of the Company.



                                      F-12
C/M  12156.0001 402142.1

                      [INSIDE OF BACK COVER WITH ARTWORK]



                   [Photograph of Boralyn(R) pistons]
         The  Company   believes   that  the   hardness   and
         resistance to wear of Boralyn(R) can be used to advantage in automotive and other applications.







                               [GRAPHIC OMITTED]















             [Two photographs of soluble core die-cast structures]









     The products shown above are examples of the use of the Company's soluble core method of manufacturing, which allows for forming complex one-piece metal matrix die-cast structures without the need for welding together separate components or other secondary manufacturing processes.

     No  dealer,   salesman  or  any  other  person  has  been
authorized   to  give   any   information   or  to  make   any
representation   in  connection   with  this  offering   other
than  those  contained  in this  Prospectus  and,  if given or                                 ALYN
made,  such   information  or   representation   must  not  be                             CORPORATION
relied  upon  as  having  been   authorized   by  the  Company
or   the    Underwriters.    This    Prospectus    does    not
constitute an offer to sell or a  solicitation  of an offer to                          2,400,000 Shares
buy any of these  securities  in any  state to any  person  to whom  it is  unlawful  to  make  such  offer  or  solicitation in  such  state.  The  delivery  of  this  Prospectus  at  any time  does  not  imply  that  information  herein  is  correct
as of any time subsequent to its date.                                                    Common Stock

  Until                  ,   1996,   all   dealers   effecting
transactions  in the  registered  securities,  whether  or not
participating  in  this  distribution,   may  be  required  to
deliver   a   Prospectus.   This   is  in   addition   to  the
obligation   of   dealers  to   deliver  a   Prospectus   when
acting  as  Underwriters  and with  respect  to  their  unsold                             PROSPECTUS
allotments or subscriptions.

           ---------------------------------------


                       TABLE OF CONTENTS


                                                          Page
                                                                                          Furman Selz
Prospectus Summary.........................................  1
Risk Factors...............................................  7                       Needham & Company, Inc.
Use of Proceeds............................................ 13
Dividend Policy............................................ 13
Capitalization............................................. 14
Dilution................................................... 15
Selected Financial Data.................................... 16
Management's Discussion and Analysis of
         Financial Condition and Results of Operations..... 19
Business................................................... 24
Management................................................. 40
Principal Stockholders..................................... 47
Certain Transactions....................................... 47
Description of Capital Stock............................... 47
Shares Eligible for Future Sale............................ 49
Underwriting............................................... 50
Legal Matters.............................................. 51
Experts.................................................... 51
Additional Information..................................... 51
Glossary of Certain Technical Terms........................ 53
Index to Financial Statements............................. F-1







C/M:  12156.0001 369440.21

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



13.      Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates (except for the SEC and NASD registration fees).

Securities and Exchange Commission filing fee..................      $12,848

National Association of Securities Dealers, Inc. filing fee....        4,226

NASDAQ listing fee.............................................       46,940

Transfer agent's and registrar's fee...........................        5,000

Printing expenses..............................................      150,000

Legal fees and expenses........................................      225,000

Accounting fees and expenses...................................      125,000

Blue sky filing fees and expenses (including counsel fees).....       15,000

Miscellaneous expenses.........................................       16,026
                                                                     _______
      Total....................................................     $600,000



14.      Indemnification of Directors and Officers

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation (the "Certificate") provides that no director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (i) arising from payment of dividends or approval of a stock purchase in violation of Section 174 of the DGCL; (ii) for any breach of the duty of loyalty to the Company or its stockholders; (iii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iv) for any action from which the director derived an improper personal benefit. While the Certificate provides protection from awards for monetary damages for breaches of the duty of care, it does not eliminate the director's duty of care. Accordingly, the Certificate will not affect the availability of equitable remedies, such as an injunction, based on a director's breach of the duty of care. The provisions of the Certificate described above apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors, and does not apply to officers of the Company who are not directors.

     In addition, the Company's By-Laws provide that the Company shall indemnify its officers and directors, and any employee who serves as an officer or director of any corporation at the Company's request, to the fullest extent permitted under and in accordance with the DGCL. Under the DGCL, directors and officers as well as employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not

                                      II-1
C/M:  12156.0001 369440.21
opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     Reference is made to Section ___ of the  Underwriting  Agreement  (Exhibit
1.1 to this Registration Statement), which provides for indemnification of the Company's officers, directors and controlling persons by the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company has applied for a director and officer liability insurance policy, under which each director and certain officers of the Company would be insured against certain liabilities.


15.      Recent Sales of Unregistered Securities

     The Registrant and its predecessors have issued the following securities without registration under the Securities Act during the last three years (with all share and per share data presented before giving effect to the Merger and the 80-for-one stock split):

(1) On April 3, 1994, Old Alyn granted to three individuals, in consideration of payment of $75,000, options to purchase up to 20% of Old Alyn's capital stock.

(2) On May 4, 1994, Old Alyn issued, upon partial exercise of the options referred to above, to:

     A. Art Liang, 100,000 shares of Series B common stock for $1.00 per share; and

     B. Larry Liou, 200,000 shares of Series B common stock for $1.00 per share.

(3)  On May 1, 1996, the Registrant issued to:

     A. Stephen and Rosalie Balog, 400 shares of common stock for $0.10 per share;

     B. Gary and Stephanie Escandon, 800 shares of common stock for $0.10 per share;

     C. Frontier PTY Limited, Trustee for Frontier Trust, 1,200 shares of common stock for $0.10 per share;

     D. First Pacific Capital, 800 shares of common stock for $0.10 per share;

     E. Herbert and Edith Turk, 4,300 shares of common stock for $0.10 per share;

     F.   Udi Toledano, 1,900 shares of common stock for $0.10 per share;

     G.   Janet Toledano, 3,450 shares of common stock for $0.10 per share;

     H.   James M. Stuart, Jr., 360 shares of common stock for $0.10 per share;

     I. James M. Stuart, Jr., Trustee under agreement dated May 1, 1987, for the benefit of John E. Stuart, 360 shares of common stock for $0.10 per share;

     J. James M. Stuart, Jr. and John E. Stuart, Trustees under agreement dated January 1, 1989, for the benefit of Mary E. Stuart, 80 shares of common stock for $0.10 per share;

                                      II-2
C/M:  12156.0001 369440.21

     K.   Fred Fraenkel, 400 shares of common stock for $0.10 per share;

     L. Edelson Technology Partners III, 6,000 shares of common stock for $0.10 per share;

     M. Kingdon Associates, L.P., 5,260 shares of common stock for $0.10 per share;

     N. Kingdon Partners, L.P., 5,260 shares of common stock for $0.10 per share;

     O. M. Kingdon Offshore NV, 15,580 shares of common stock for $0.10 per share;

     P.   Steve Hourigan, 2,000 shares of common stock for $0.10 per share;

     Q. Bergen Enterprises Corp., 500 shares of common stock for $0.10 per share;

     R. Janet Toledano, Trustee under agreement dated 9/2/93 for the benefit of Alexander and Anna Toledano, 1,000 shares of common stock for $0.10 per share;

     S.   Judith Green, 150 shares of common stock for $0.10 per share;

     T. Stephanie Bier Toledano, 150 shares of common stock for $0.10 per share;

     U.   Gideon Toledano, 150 shares of common stock for $0.10 per share;

     V.   Robert Lax, 150 shares of common stock for $0.10 per share;

     W.   Jennifer Thompson, 50 shares of common stock for $0.10 per share;

     X.   Rachel Turk Balter, 1,350 shares of common stock for $0.10 per share;
          and

     Y.   Miriam Turk, 1,350 shares of common stock for $0.10 per share.

(4) On May 2, 1996, the Registrant issued, in exchange for all outstanding shares of Old Alyn, in connection with the Merger, to:


     A.   Robin A. Carden, 39,150 shares of Common Stock;


     B.   Walter R. Menetrey, 3,000 shares of Common Stock;


     C.   Charles Rosenblum 2,500 shares of Common Stock; and


     D.   Art Liang 2,350 shares of Common Stock;

     The issuances described above were made in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The recipients of the securities in each of the above-referenced transactions represented their intentions to acquire the securities for investment only and not with a view to or a sale in connection with any distribution thereof. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant. No underwriter or underwriting discount or commission was involved in any of such sales.


                                      II-3
C/M:  12156.0001 369440.21

16.      Exhibits and Financial Statement Schedules

         The following Exhibits are filed herewith and made a part hereof:

         (a)      Exhibits

            Exhibit
            Number                  Description
              *1.1                  Form of Underwriting Agreement.
              +3.1                  Restated Certificate of Incorporation of the Registrant.
              +3.2                  By-Laws of the Registrant.
              *4.1                  Specimen Copy of Stock Certificate for shares of Common Stock.
              +4.2                  Stockholders Agreement, dated as of May 1, 1996, by and among the
                                    Company and certain stockholders of the Registrant.
              *5.1                  Opinion of Battle Fowler as to the securities being offered.
             +10.1                  Loan Agreement, dated as of May 1, 1996, between certain persons and the
                                    Registrant.
             *10.2                  1996 Stock Incentive Plan of the Registrant.
             +10.3                  Employment Agreement between the Company and Robin A. Carden, dated as of April 1, 1996, as amended by Amendment Number One, dated as of
                                    April 30, 1996.
             *10.4                  Form of Employment Agreement between the Company and certain senior executives.
             +10.5                  Lease, dated as of June 12, 1996, between the Registrant and Taylor-
                                    Longman, with respect to premises at 16761 Hale Avenue, Irvine, California.
             *23.1                  Consent of Battle Fowler LLP (included in its opinion to be filed as Exhibit
                                    5.1).
              23.2                  Consent of Price Waterhouse LLP.
             +24                    Power of Attorney (included in the signature page hereto).


              27.1                  Financial Data Schedule for the year ended December 31, 1995.
              27.2                  Financial Data Schedule for the six month period ended June 30, 1996.


             +9.1                  U.S. Patent Number 5,496,223, dated January 23, 1996.


           +  Previously filed.
           *  To be filed by amendment.


         (b)      Financial Statement Schedules

     All other schedules have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.


17.      Undertakings

     A. The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Certificate of Incorporation, its By-

                                      II-4
C/M:  12156.0001 369440.21

Laws, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officers or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          C.       The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


                                      II-5
C/M:  12156.0001 369440.21

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 11, 1996.


                                      ALYN CORPORATION


                                      By:/s/ Robin A. Carden
                                         -------------------------------------
                                         Robin A. Carden
                                         President and Chief Executive Officer


                               POWER OF ATTORNEY

     Alyn Corporation, a Delaware corporation, and each person whose signature appears below constitutes and appoints Robin A. Carden, Michael Markbreiter, and Udi Toledano, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and of the date indicated.


Signature                                            Title                               Date


/s/ Robin A. Carden                President, Chief Executive Officer and           September 11, 1996
- ------------------------------     a Director
Robin A. Carden                    (Principal Executive Officer)


*                                  Vice President, Finance and                      September 11, 1996
- ------------------------------     Administration
Phillip R. Gustavson               (Principal Financial and Accounting
                                   Officer)


*                                                 Director                          September 11, 1996
- ------------------------------
Harry Edelson



*                                                 Director                          September 11, 1996
- ------------------------------
Michael Markbreiter



*                                                 Director                          September 11, 1996
- ------------------------------
Walter R. Menetrey



*                                                 Director                          September 11, 1996
- ------------------------------
Udi Toledano


* By:/s/ Robin A. Carden
     ---------------------------
      Attorney-in-Fact and Agent